As filed with the Securities and Exchange Commission on April 7, 2023.	Offering Circular No. 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A POS

Amendment No. 6

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

NEVADA CANYON GOLD CORP.

(Exact name of Registrant as specified in its charter)

Nevada	1041	46-5152859
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification No.)

316 California Avenue, Suite 543 Reno, NV 89509	(888) 909-5548
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

Jeff Faillers, P.C.

241 Ridge St. Suite 210

Reno, NV 89501

(775) 825 4300

(Name, address and telephone number of agent for service)

Copy to:

Deron Colby, Esq.

Janus Capital Law Group

22 Executive Park, Suite 250

Irvine, CA 92614

(949) 633-8965

EXPLANATORY NOTE

THIS IS A POST QUALIFICATION AMENDMENT TO AN OFFERING STATEMENT ON FORM 1-A ORIGINALLY FILED BY NEVADA CANYON GOLD CORP. (THE “COMPANY”) ON JUNE 17, 2022, AND ORIGINALLY QUALIFIED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 2022. THE PURPOSE OF THIS POST-QUALIFICATION AMENDMENT IS TO ADD THE COMPANY’S MOST RECENTLY FILED FORM 10-K ANNUAL REPORT TO THE OFFERING STATEMENT.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC” OR THE “COMMISSION”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTERATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU, WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S FINAL SALE TO YOU, A NOTICE THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH A FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED. THE COMPANY IS UTILIZING THE FORM S-1 DISCLOSURE FORMAT.

PRELIMINARY OFFERING CIRCULAR DATED April 7, 2023

NEVADA CANYON GOLD CORP.

316 California Avenue, Suite 543

Reno, NV 89509

(888) 909-5548

www.nevadacanyongold.com

OFFERING: UP TO 12,500,000 UNITS EACH OF WHICH IS COMPRISED OF ONE COMMON SHARE (A “COMMON SHARE”), AND ONE COMMON SHARE PURCHASE WARRANT (A “WARRANT”) TO PURCHASE ONE ADDITIONAL COMMON SHARE (A “WARRANT SHARE”) AT AN EXERCISE PRICE OF $1.20 USD PER WARRANT SHARE, SUBJECT TO CERTAIN ADJUSTEMENTS, OVER A 24-MONTH EXERCISE PERIOD FOLLOWING THE DATE OF ISSUANCE OF THE WARRANTS.

PRICE: $0.80 PER UNIT

Title of Each Class of Securities to be qualified	Price to Public	Underwriting discount and commissions (1)	Proceeds to the Company
Units (12,500,000), each consisting of:	$0.80 per Unit	$0.01	$0.79
-One Common Share
-One Warrant
Total Maximum		$100,000	$9,900,000
Common Shares (12,500,000) underlying Warrants	$1.20 Per Warrant		$15,000,000

Total Maximum	$25,000,000	$100,000	$24,900,000

(1)	The Company has engaged Digital Offering LLC (“Digital Offering”), a FINRA/SIPC Member, to perform administrative and technology related functions in connection with this Offering, but not for underwriting or placement agent services. As compensation to Digital Offering for its services, the Company has agreed to pay Digital Offering a fee (the “Agent Fee”) equal to 1% of the gross proceeds from any closings of the Offering. In addition, on the closing dates of the Offering, the Company will issue to Digital Offering warrants (the “Agent Warrants”) to purchase 1% of the common shares sold in this Offering. The Agent Warrants will have an exercise price of $1.20 and will expire five years after they are issued. The Agent Warrants will contain customary terms and conditions, including without limitation, provisions for cashless exercise. The Agent Warrants and the shares issuable upon the exercise of the Agent Warrants are being registered by means of the Offering Statement for the Offering. See “Plan of Distribution” for details.
(2)	Does not include other expenses of the Offering. See “Plan of Distribution” for a description of these expenses.

The Common Shares and Warrants comprising the Units and the underlying Warrant Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act for Tier 2 offerings. The Common Shares and Warrants comprising the Units and the underlying Warrant Shares are only issued to purchasers who satisfy the requirements set forth in Regulation A.

The minimum investment required is $1,000 or 1,250 Units. However, the Company has the option in its sole discretion to accept less than the minimum investment.

Each common share of the Unit shall be subject to a six month lock-up period, meaning that a purchaser of Units will not be able to resell the share of common stock for six months from the date of purchase.

The Company has engaged Enterprise Bank & Trust (the “Escrow Agent”), to hold funds tendered by investors.

The Offering will terminate at the earlier of: (1) the date at which all Units offered have been sold, (2) one year from the date the SEC qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the Offering is earlier terminated by us in our sole discretion.

The Offering is being conducted on a “best efforts” basis without a minimum offering amount, which means that there is no guarantee that any minimum amount will be sold in this Offering and all funds raised in this Offering shall be immediately available to the Company.

INVESTING IN THE UNITS, THE COMMON SHARES AND WARRANTS OF WHICH THE UNITS CONSIST OF AND THE UNDERLYING WARRANT SHARES OF THE COMPANY IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. MOREOVER, EACH COMMON SHARE OF THE UNIT SHALL BE SUBJECT TO A SIX MONTH LOCK-UP PERIOD, MEANING A PURCHASER OF UNITS WILL NOT BE ABLE TO RESELL THE SHARE OF COMMON STOCK FOR SIX MONTHS FROM THE DATE OF PURCHASE. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 6 TO LEARN THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.

THE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A OF THE SEC. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

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In this Offering Circular, the term “NGLD”, “we”, “us”, “our” or “the Company” refers to Nevada Canyon Gold Corp. and its affiliates.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTANTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH A DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Nevada Canyon Gold Corp., (the “Company”) was originally incorporated on February 27, 2014, in the state of Nevada as Tech Foundry Ventures. On July 8, 2016, the Company changed its name to Nevada Canyon Gold Corp., in order to reflect its current business and strategy. The Company is a US based natural resource company headquartered in Reno, Nevada. The Company has a large, strategic land position and royalties, in multiple projects, within some of Nevada’s highest-grade historical mining districts. All the Company’s projects and royalties (collectively, the “Projects”) are located within the state of Nevada which is rated as one of the best places to explore and mine in the world. The Projects all have excellent year around access, with good infrastructure in proven and active mining districts. Nevada Canyon has a three-fold business model: (1) Exploration project accelerator; (2) mineral royalty acquisitions; and (3) precious-metals streaming.

● An exploration project accelerator means finding under-valued or distressed assets, providing initial investment capital for geological and exploration work, then selling the assets to other mining companies for premium returns without large capital expenditures. In this model, Nevada Canyon retains a royalty, recovers its costs, and avoids the high cost of putting mines into production. This can create short term upside value in these assets at very low risk while retaining a long-term royalty at a very low-cost basis. Nevada Canyon’s geological team discovers, interprets, and builds the geological models, then increases the land package through additional land acquisitions. The mineral resources are increased and upgraded, followed by the sale to larger mining companies.

● Nevada Canyon’s second business model is the acquisition of mineral property royalties (net smelter royalties or “NSR’s”). The Company plans to generate revenue from selling mineral properties to mining companies while retaining a long-term royalty for the life of the mine. This business model also includes the purchase of existing royalties from third parties as well as optioned sales of properties that provide ongoing revenue and eventual royalties. Nevada Canyon will stake and/or assemble drill-ready land packages for mining companies to explore and develop, then sell those claims while retaining a royalty. Nevada Canyon will also option exploration properties to mining or exploration companies for staged payments to the Company while retaining a royalty. Lastly, Nevada Canyon will also acquire royalties related to producing or near-term producing properties with close proximity to producing mines.

● The Company’s third business model is a precious-metals streaming company. A precious-metals streaming company provides up-front capital for mine development in exchange for a percentage of the precious metals output at a below-market cost, in some instances up to an 80% discount to market. Nevada Canyon can then sell what it receives from its partners at market prices and retain the difference as profit.

Nevada Canyon has identified numerous gold and silver streaming opportunities and is not tied to the performance of any one producer. Most importantly, streaming companies are instant beneficiaries of rising physical metal prices. For example, the average cash cost per gold equivalent ounce (“GEO”) is $400 for Nevada based on comparable operating streaming Companies. This offers investors cost predictability, direct leverage to increasing precious metals prices and in a high-quality asset base within Nevada. This portion of our business model offers investors commodity price leverage and exploration upside but with a much lower risk profile than a traditional mining company.

Nevada Canyon management (“Management”) has vast contacts within the mining industry and extensive experience in mineral property acquisitions and divestures with over 30 years-experience operating in Nevada. This enables us the unique ability to assemble valuable land packages near producing mines, which can then be sold to the mine operators while retaining a life-of-mine royalty. Nevada Canyon can generate near-term revenue through mineral property sales and generate long-term revenue through life-of-mine royalties. This strategy allows for the bypass of risk and the expense of exploration programs and/ or large production capital costs while keeping our overhead low.

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We believe this multi-level business model is a significant improvement on the typical project generator/joint venture model. It allows the Company to maintain a large portfolio of properties and generate significant deal flow. Shareholder value is highly leveraged to the price of gold. As prices increase, we anticipate seeing growth in the value of our properties, the cash flow from our option portfolio, our equity investments in mid-tier/junior companies, and a higher market valuation on our growing royalty portfolio and the blue sky of our exploration programs. We also hope this revenue generating, low overhead type business model will also allow Nevada Canyon the ability to provide a potential dividend distribution to its shareholders.

Our fiscal year-end date is December 31st.

Our mailing address is 316 California Avenue, Suite 543 Reno, NV 89509. Our telephone number is (888) 909-5548. Our Website is www.nevadacanyongold.com and our email address is info@nevadacanyongold.com

We do not incorporate the information on or accessible through our websites into this Offering Circular, and you should not consider any information on, or that can be accessed through, our websites as a part of this Offering Circular.

Trading Market

Our Common Stock trades in the OTC Pinks Open Market under the symbol NGLD.

The Offering

Securities Offered:	A maximum of 12,500,000 units (the “Units”) at an offering price of $0.80 USD per Unit, each Unit being comprised of:

●	One share of the Company’s common stock (a “Common Share”) (1); and
●	One Common Share purchase warrant (a “Warrant”) to purchase one additional Common Share (a “Warrant Share”) at a price of $1.20 USD per share, subject to customary adjustments, over a 24-month exercise period following the date of the issuance of the Warrant.

Securities outstanding before the Offering:	11,077,394 shares of common stock (2)

Securities outstanding after the Offering:	23,577,394 Common Shares and 12,500,000 Warrants if all Units are sold, or 36,077,395 Common Shares upon the exercise of the Warrants if all Units offered are sold and all Warrants are exercised.

(1)	Each common share of the Unit shall be subject to a six month lock-up period, meaning that a purchaser of Units will not be able to resell the share of common stock for six months from the date of purchase.

(2)	Includes 2,392,301 shares of common stock which were issued on November 7, 2022, as a result of conversion of convertible notes for a total of $894,693 the Company issued as part of its $1,000,000 financing which was announced on September 13, 2021.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Offering Circular, before purchasing Units. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Stock, could decline and investors in our Common Stock could lose all or part of their investment.

Risks Relating to Our Company and Industry

The following risks relate to our business and the effects upon us assuming we obtain financing in a sufficient amount.

Disruption caused by the Covid-19 Virus

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States (“Covid-19”). On January 30, 2020, the World Health Organization declared the outbreak of Covid-19 a “Public Health Emergency of International Concern.” The outbreak of Covid-19 has resulted in a widespread health crisis that has adversely affected economies and financial markets worldwide. To date, the Covid-19 outbreak has not had a material impact on the Company’s business. However, Nevada Canyon’s business and development activities may be materially adversely affected by the continuing disruption caused by the Covid-19 outbreak, including as a result of supply chain delays and disruptions, governmental regulation and prevention measures, labor shortages and breakdowns. If there is an outbreak of Covid-19 cases at the Company’s mineral properties or amongst the Company’s employees or contractors, the Company may be required, or may voluntarily, close, curtail or otherwise limit its exploration and other business activities, which would impact the Company’s business plans and timelines and could have an adverse impact on, among other things, the Company’s relationship with suppliers, employees and contractors. Additionally, Covid-19 has disrupted the capital markets world-wide and commodity prices, including gold prices. Nevada Canyon may be unable to complete a capital raising transaction (including this Offering) if continued concerns relating to Covid-19 cause significant market disruptions, restrict travel, limit the ability to have meetings with potential investors or the market for the Common Stock does not stabilize in a timely manner. At this time, the Company cannot accurately predict the impact that Covid-19 may have on its exploration activities, business operations or financial results. The extent to which Covid-19 impacts the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of Covid-19 and subsequent strains of Covid-19, and the actions to contain Covid-19 or treat its impact, among others. If the disruptions posed by Covid-19 or other matters of global concern continue for an extensive period of time, the Company’s business may be materially adversely affected. See “Risk Factors - Market Price of Securities” below.

We own passive interests in mining properties, and it is difficult if not impossible for us to ensure properties are developed or operated in our best interest

Aside from properties controlled within our exploration project accelerator, we are not and will not be directly involved in the exploration, development and production of minerals from, or the continued operation of, the mineral projects underlying royalties, streams and similar interests that are or may be held by us. The exploration, development and operation of such properties is determined and carried out by third party owners and operators and any revenue that may be derived from our asset portfolio will be based on any production by such owners and operators. Third party owners and operators will generally have the power to determine the manner in which the properties are exploited, including decisions regarding feasibility, exploration and development of such properties or decisions to commence, continue or reduce, or suspend or discontinue production from a property.

The interests of third-party owners and operators and our interests may not always be aligned. As an example, it will usually be in our interest to advance development and production on properties as rapidly as possible, in order to maximize near-term cash flow, while third party owners and operators may take a more cautious approach to development, as they are exposed to risk on the cost of exploration, development and operations. Likewise, it may be in the interest of owners and operators to invest in the development of, and emphasize production from, projects or areas of a project that are not subject to royalties, streams or similar interests that are or may be held by us.

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Our inability to control or influence the exploration, development or operations for the properties in which we hold or may hold royalties, streams and similar interests may have a material adverse effect on our business, results of operations and financial condition. In addition, the owners or operators may take action contrary to our policies or objectives; be unable or unwilling to fulfill their obligations under their agreements with us; or experience financial, operational or other difficulties, including insolvency, which could limit the owner or operator’s ability to advance such properties or perform its obligations under arrangements with us.

We may not be entitled to any compensation if the properties in which we hold or may hold royalties, streams and similar interests discontinue exploration, development or operations on a temporary or permanent basis.

The owners or operators of the projects in which we hold interests may, from time to time, announce transactions, including the sale or transfer of the projects or of the operator itself, over which we have little or no control. If such transactions are completed, it may result in a new operator, which may or may not explore, develop or operate the project in a similar manner to the current operator, which may have a material adverse effect on our business, results of operations and financial condition. The effect of any such transaction on us may be difficult or impossible to predict.

None of our royalty and other interests are on currently producing properties and these and any future royalty, streaming or similar interests we acquire, particularly on development stage properties, are subject to the risk that they may never achieve production.

None of the properties underlying our royalty and other interests are in production nor do they have established mineral reserves. These and any future royalty, streaming or similar interests we acquire may not achieve production or produce any revenues. While the discovery of gold deposits may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that exploration or development programs planned by the owners or operators of the properties underlying royalties, streams and similar interests that are or may be held by us will result in profitable commercial mining operations. Whether a mineral deposit will be commercially viable depends on several factors, including cash costs associated with extraction and processing; the particular attributes of the deposit, such as size, grade and proximity to infrastructure; mineral prices, which are highly cyclical; government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use and environmental protection; and political stability. The exact effect of these factors cannot be accurately predicted but the combination of these factors may result in one or more of the properties underlying our current or future interests not receiving an adequate return on invested capital. Accordingly, there can be no assurance the properties underlying our current or future interests will be brought into a state of commercial production.

The failure of any of the properties underlying our interests to achieve production on schedule or at all would have a material adverse effect on our asset carrying values or the other benefits we expect to realize from our royalties and other interests or the acquisition of royalty interests, and potentially our business, results of operations, cash flows and financial condition.

We have limited or no access to data or the operations underlying our existing or future royalty and other interests

We are not, and will not be, the owner or operator of any such properties underlying our existing or future royalties, streams and similar interests and have no input in the exploration, development or operation of such properties. Consequently, we have limited or no access to related exploration, development or operational data or to the properties themselves. This could affect our ability to assess the value of such interest. This could also result in delays in cash flow from that anticipated by us, based on the stage of development of the properties underlying our existing or future royalties and similar interests. Our entitlement to payments in relation to such interests may be calculated by the royalty payors in a manner different from our projections and we may not have rights of audit with respect to such interests. In addition, some royalties, streams or similar interests may be subject to confidentiality arrangements that govern the disclosure of information with regard to such interests and, as a result, we may not be in a position to publicly disclose related non-public information. The limited access to data and disclosure regarding the exploration, development and production of minerals from, or the continued operation of, the properties in which we have an interest may restrict our ability to assess value, which may have a material adverse effect on our business, results of operations and financial condition. We attempt to mitigate this risk by building relationships with various owners, operators and counterparties, in order to encourage information sharing which we believe increases transparency.

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We are subject to many of the risks faced by the owners and operators of our existing or future royalty and other interests

To the extent that they relate to the exploration, development and production of minerals from, or the continued operation of, the properties in which we hold or may hold royalties, streams or similar interests, we will be subject to the risk factors applicable to the owners and operators of such mines or projects.

Mineral exploration, development and production generally involves a high degree of risk. Such operations are subject to all of the hazards and risks normally encountered in the exploration, development and production of metals, including weather related events, unusual and unexpected geology formations, seismic activity, environmental hazards and the discharge of toxic chemicals, explosions and other conditions involved in the drilling, blasting and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to property, injury or loss of life, environmental damage, work stoppages, delays in exploration, development and production, increased production costs and possible legal liability. Any of these hazards and risks and other acts of God could shut down such activities temporarily or permanently. Mineral exploration, development and production is subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas, which may result in environmental pollution and consequent liability for the owners or operators thereof. The exploration for, and development, mining and processing of, mineral deposits involve significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate.

We may fund future acquisitions or other material transactions with equity or debt financings which could increase our debt service, further leverage our assets and/or result in dilution to existing shareholders

In the ordinary course of business, we engage in a continual review of opportunities to acquire royalties, streams or similar interests, to establish new royalties, streams or similar interests on operating mines, to create new royalties, streams or similar interests through financing mine development or exploration, or to acquire companies that hold royalty interests. We currently, and generally at any time, have acquisition opportunities in various stages of active review, including, for example, our engagement of consultants and advisors to analyze particular opportunities, analysis of technical, financial, legal and other confidential information, submission of indications of interest and term sheets, participation in preliminary discussions and negotiations and involvement as a bidder in competitive processes. We may consider obtaining debt commitments for acquisition financing. In the event that we choose to raise debt capital to finance any acquisition, our leverage may be increased. We also could issue common shares to fund acquisitions. Issuances of common shares could dilute existing shareholders and may reduce some or all of our per share financial measures.

Any such acquisition could be material to us. All transactions include risks associated with our ability to negotiate acceptable terms with counterparties. In addition, any such acquisition or other transaction may have other transaction-specific risks associated with it, including risks related to the completion of the transaction, the project, its operators, or the jurisdictions in which the project is located, and other risks discussed in this Offering Circular. There can be no assurance that any acquisitions completed will ultimately benefit us.

The volatility in gold and other commodity prices may have an adverse impact on the value of our royalty interests

The value of our royalty interests and the potential future development of the projects underlying our interests are directly related to the market price of gold and other commodity prices. Market prices may fluctuate widely and are affected by numerous factors beyond our control or that of any mining company, including metal supply, industrial and jewelry fabrication, investment demand, central banking economic policy, expectations with respect to the rate of inflation, the relative strength of the dollar and other currencies, interest rates, gold purchases, sales and loans by central banks, forward sales by metal producers, global or regional political, trade, economic or banking conditions, and a number of other factors.

Volatility in gold prices is demonstrated by its annual high and low prices over the past decade as reported by the London Bullion Market Association:

	Gold
	($/ounce)
Calendar Year	High	Low
2012 - 2013	$1,792	$1,192
2014 - 2015	$1,385	$1,049
2016 - 2017	$1,366	$1,077
2018 - 2019	$1,355	$1,178
2019 - 2020	$1,536	$1,287
2020 - 2021	$2,067	$1,472

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Declines in market prices could cause an operator to cease or slowdown exploration and development activities, reduce, suspend or terminate production from an operating project or construction work at a development project which would negatively impact our ability to obtain revenues from our interests in the future. A price decline may result in a material and adverse effect on our business, results of operations and financial condition.

Our future growth is to a large extent dependent on our acquisition strategy and our ability to identify and negotiate the purchase of additional assets

As part of our business strategy, we will seek to purchase or otherwise acquire gold and other precious metal royalties, streams or similar interests from third party natural resource companies and others. In pursuit of such opportunities, we may fail to select appropriate acquisition targets or negotiate acceptable arrangements, including arrangements to finance acquisitions. There can be no assurance that we will be able to identify and complete any acquisition, transaction or business arrangement that we pursue on favorable terms or at all, or that any acquisition, transaction or business arrangement completed will ultimately benefit us.

If we are unable to continually identify and acquire additional assets on terms that are favorable to us, our business, results of operations and financial condition may be materially adversely affected.

Our operating results and ability to generate revenue could be adversely impacted if we experience challenges with our existing assets, including our royalty interests

Problems concerning the existence, validity, enforceability, terms or geographic extent of our royalty interests could adversely affect our business and revenues, and our interests may similarly be materially and adversely impacted by change of control, bankruptcy or the insolvency of operators.

Defects in or disputes relating to the royalty interests we hold or acquire may prevent us from realizing the anticipated benefits from these interests and could have a material adverse effect on our business, results of operations, cash flows and financial condition. Material changes could also occur that may adversely affect management’s estimate of the carrying value of our royalty interests and could result in impairment charges. While we seek to confirm the existence, validity, enforceability, terms and geographic extent of the royalty interests we acquire, there can be no assurance that disputes or other problems concerning these and other matters or other problems will not arise. Confirming these matters is complex and is subject to the application of the laws of each jurisdiction to the particular circumstances of each parcel of mining property and to the agreement reflecting the royalty interest. Similarly, in many jurisdictions, royalty interests are contractual in nature, rather than interests in land, and therefore may be subject to risks resulting from change of control, bankruptcy or insolvency of operators, and our royalty interests could be materially restricted or set aside through judicial or administrative proceedings. We often do not have the protection of security interests that could help us recover all or part of our investment in a royalty interest in the event of an operator’s bankruptcy or insolvency.

Operators may interpret our existing or future royalty or other interests in a manner adverse to us or otherwise may not abide by their contractual obligations, and we could be forced to take legal action to enforce our contractual rights.

Royalty interests are generally subject to uncertainties and complexities arising from the application of contract and property laws in the jurisdictions where the mining projects are located. Operators and other parties to the agreements governing our existing or future royalty or other interests may interpret our interests in a manner adverse to us or otherwise may not abide by their contractual obligations, and we could be forced to take legal action to enforce our contractual rights. We may or may not be successful in enforcing our contractual rights, and our revenues relating to any challenged royalty interests may be delayed, curtailed or eliminated during the pendency of any such dispute or in the event our position is not upheld, which could have a material adverse effect on our business, results of operations, cash flows and financial condition. Disputes could arise challenging, among other things, methods for calculating the royalty interest, various rights of the operator or third parties in or to the royalty interest or the underlying property, the obligations of a current or former operator to make payments on royalty interests, and various defects or ambiguities in the agreement governing a royalty interest.

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We depend on the services of our Chief Executive Officer, management and other key employees and the loss of any key employee coupled with an inability to replace the key employee could harm our operating results

We believe that our success depends on the continued service of our key executive management personnel. We are entirely dependent on the efforts of Jeffrey Cocks, our president, CEO, CFO, and director, and our new directors, Mr. Day and Mr. List. The loss of services of key members of management or other key employees could disrupt the conduct of our business and jeopardize our ability to maintain our competitive position in the industry. From time to time, we may also need to identify and retain additional skilled management and specialized technical personnel to efficiently operate our business. The number of persons skilled in the acquisition, exploration and development of royalty interests is limited and there is competition for such persons. Recruiting and retaining qualified executive management and other key employees is critical to our success and there can be no assurance of such success. If we are not successful in attracting and retaining qualified personnel, our ability to execute our business model and growth strategy could be affected, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Certain of our directors and officers also serve as directors and officers of other companies in the mining sector, which may cause them to have conflicts of interest

Certain of our directors and officers also serve as directors and officers of, or have significant shareholdings in, other companies involved in natural resources investment, exploration, development and production and, to the extent that such other companies may engage in transactions or participate in the same ventures in which we participate, or in transactions or ventures in which we may seek to participate, they may have a conflict of interest in negotiating and concluding terms with respect to such participation. In cases where our directors and officers have an interest in other companies, such other companies may also compete with us for the acquisition of royalties, streams or similar interests. Such potential conflicts of interests of our directors and officers may have a material adverse effect on our business, results of operations and financial condition.

Our limited operating history makes our business prospects extremely speculative

Nevada Canyon is an exploration company and has no history of operations, mining or refining mineral products. As such, we are subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that we will be successful in achieving a return on an investment for investors in the Common Shares and Nevada Canyon’s likelihood of success must be considered in light of its early stage of operations.

There can be no assurance that our properties or any property we may obtain in the future will be successfully placed into production, produce minerals in commercial quantities or otherwise generate operating earnings. Advancing projects from the exploration stage into development and commercial production requires significant capital and time and will be subject to the successful completion of further technical studies, permitting requirements and the construction of mines, processing plants, roads and related works and infrastructure. We will continue to incur losses until mining-related operations successfully reach commercial production levels and generate sufficient revenue to fund continuing operations.

We will likely need additional capital in order to finance our business plans and there is no guarantee we will have access to that capital on favorable terms, or at all

Part of our business plan is to focus on exploring for minerals and we intend to use our working capital to carry out such exploration. Other than the proceeds from the Offering, we have no source of financing, including, but not limited to, operating cash flow and no assurance that acceptable additional funding will be available to it for the further exploration and development of our projects. We have incurred net losses in the past and likely will incur losses in the future and will continue to incur losses until and unless we can derive sufficient revenues from our mineral projects. These conditions, including other factors described herein, create a material uncertainty regarding our ability to continue as a going concern.

It is likely that the development and exploration of our assets will require substantial additional financing. Further exploration and development of or assets and/or other properties acquired by us may be dependent upon our ability to obtain acceptable financing through equity or debt, and there can be no assurance that we will be able to obtain adequate financing in the future or that the terms of such financing will be acceptable. Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of our projects and we may become unable to carry out our business objectives.

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We currently rely on only a limited number of properties and our inability to increase and diversify our assets could harm our operating results

Our material property interests consist of the Loman Property, the Swales Property and the Agai Pah Silver Property all of which are located in Nevada and the Belshazzar Property which is located in Idaho. As a result, unless we acquire additional property interests and diversify our asset base, any adverse developments affecting these properties would have a material adverse effect upon us and would materially and adversely affect the potential mineral resource production, profitability, financial performance and results of our operations. While we may seek to acquire additional mineral properties in accordance with our business objectives, there can be no assurance that we will be able to identify suitable additional mineral properties or, if we do identify suitable properties, that we will have sufficient financial resources to acquire such properties or that such properties will be available on terms acceptable to us or at all and that we will be able to successfully develop such properties and bring such properties into commercial production.

The properties in which we hold interests are all in the early stages of exploration and development and, as such, they may never produce sufficient income to be profitable to us

We are a junior exploration company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada. Our properties have no established mineral reserves due to the early stage of exploration at this time. Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource and it is uncertain if further exploration will result in the determination of any mineral resource. Quantities and/or grade described in this Offering Circular should not be interpreted as assurances of a potential resource or reserve, or of potential future mine life or of the profitability of future operations.

The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time. Few properties that are explored are ultimately developed into producing mines and there is no assurance that any of our projects can be mined profitably. Substantial expenditures are required to establish mineral resources and reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. It is impossible to ensure that our current exploration and development programs will result in profitable commercial mining operations. Our profitability will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors. Substantial expenditures are required to establish mineral resources and reserves that are sufficient to support commercial mining operations and to construct, complete and install mining and processing facilities on those properties that are actually developed.

No assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource or reserve, or that any such mineral resource or reserve will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.

Where expenditures on a property have not led to the discovery of mineral resources or reserves, incurred expenditures will generally not be recoverable.

LAND TITLE AND ROYALTY RISKS

There are many uncertainties, including, but not limited to, title matters; as a result, any defects in title could cause us to lose certain rights in the properties we own

There are uncertainties as to title matters in the mining industry. Any defects in title could cause us to lose rights in our mineral properties and jeopardize our business operations. Our mineral property interests currently consist of unpatented mining claims located on lands administered by the United States’ Department of Interior’s Bureau of Land Management (the “BLM”), Nevada State Office to which we only have possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively the ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, proper and timely payment of annual BLM claim maintenance fees, the existence and terms of royalties, and possible conflicts with other claims not determinable from descriptions of record.

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The present status of our unpatented mining claims located on public lands allows us the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. We are also allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements. Prior to 1993, a mining claim locator who was able to prove the discovery of valuable, locatable minerals on a mining claim, and to meet all other applicable federal and state requirements and procedures pertaining to the location and maintenance of federal unpatented mining claims, had the right to prosecute a patent application to secure fee title to the mining claim from the federal government. The right to pursue a patent, however, has been subject to a moratorium since October 1993, through federal legislation restricting the BLM from accepting any new mineral patent applications. If we do not obtain fee title to our unpatented mining claims, there can be no assurance that we will be able to obtain compensation in connection with the forfeiture of such claims.

Pending federal legislation may materially curtail or in some cases eliminate certain rights we have in our assets

In recent years, members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the General Mining Act of 1872, a United States federal law that authorizes and governs prospecting and mining for economic minerals, such as gold, platinum, and silver, on federal public lands. Such bills have proposed, among other things, to either eliminate the right to a mineral patent, impose a federal royalty on production from unpatented mining claims, render certain federal lands unavailable for the location of unpatented mining claims, afford greater public involvement in the mine permitting process, provide for citizen suits, and impose new and stringent environmental operating standards and mined land reclamation requirements in addition to those already in effect. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. Currently, all of our mining claims are on unpatented claims. Although we cannot predict what legislative changes might occur, the enactment of these proposed bills could adversely affect the potential for development of our mining claims, the economics of any mines that we bring into operation on federal unpatented mining claims, and as a result, adversely affect our financial performance.

Challenges to our mineral property interests may have adverse effects on assets including, but not limited to, a reduction in our interest, diverting valuable resources and management time, and a requirement that we compensate other persons

There may be challenges to title to the mineral properties in which we hold a material interest. If there are title defects with respect to any properties, we might be required to compensate other persons or to reduce our interest in the affected property. Furthermore, in any such case, the investigation and resolution of these issues would divert our management’s time from ongoing exploration and development programs. Title insurance generally is not available for mining claims in the U.S. and our ability to ensure that we have obtained secure claim to individual mineral properties may be limited. We may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims and title may be affected by, among other things, undetected defects. In addition, we may be unable to operate the properties as permitted or to enforce our rights with respect to our properties. The failure to comply with all applicable laws and regulations, including a failure to pay taxes or annual BLM claim maintenance fees may invalidate title to portions of our properties. We may incur significant costs related to defending the title to our properties. A successful claim contesting title to a property may cause us to compensate other persons, or to reduce our interest in the affected property or to lose our rights to explore and, if warranted, develop that property. This could result in us not being compensated for our prior expenditures relating to the property. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration and, if warranted, development programs.

We could face expensive and time consuming challenges related to defects in title

The ownership and validity or title of unpatented mining claims and concessions can at times be uncertain and may be contested. We also may not have, or may not be able to obtain, all necessary surface rights to develop a property. We have taken reasonable measures, in accordance with industry standards for properties at the same stage of exploration as that of our properties, to ensure proper title to our properties. However, there is no guarantee that title to any of our properties will not be challenged or impugned.

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Interpretations of royalty agreements and unfulfilled contractual obligations of certain third parties that we rely on could force us to take legal action that would be expensive and time consuming

Royalty interests in our properties, and any other royalty interests in respect of our properties which may come into existence, may be subject to uncertainties and complexities arising from the application of contract and property laws in the jurisdictions where the mining projects are located. Operators and other parties to the agreements governing the royalty interests in Nevada, or other royalty interests, may interpret their interests in a manner adverse to us, and we could be forced to take legal action to enforce our rights. Challenges to the terms of the royalty interests in Nevada or the existence of other royalties could have a material adverse effect on our business, results of operations, cash flows and financial condition. Disputes could arise with respect to, among other things:

●	The existence or geographic extent of the royalty interests;

●	The methods for calculating royalties;

●	Third party claims to the same royalty interest or to the property on which a royalty interest exists, or the existence of additional royalties on the same property;

●	Various rights of the operator or third parties in or to a royalty interest;

●	Production and other thresholds and caps applicable to payments of royalty interests;

●	The obligation of an operator to make payments on royalty interests;

●	Various defects or ambiguities in the agreement governing a royalty interest; and

●	Disputes over the interpretation of buy-back rights.

Breaches of contracts with third parties could result in expensive litigation

Parties to contracts do not always honor contractual terms and contracts themselves may be subject to interpretation or technical defects. Accordingly, there may be instances where we would be forced to take legal action to enforce our contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to us may have a material and adverse effect on our results of operations, financial condition.

Our exploration operations are highly regulated and our inability to comply with certain regulations would have a material adverse effect on our operations.

Our exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labor standards. In order for us to carry out our activities, various licenses and permits must be obtained and kept current. There is no guarantee that the Company’s licenses and permits will be granted, or that once granted will be maintained and extended. In addition, the terms and conditions of such licenses or permits could be changed and there can be no assurances that any application to renew any existing licenses will be approved. There can be no assurance that all permits that we require will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that we have obtained, could have a material adverse impact on us We may be required to contribute to the cost of providing the required infrastructure to facilitate the development of our properties and will also have to obtain and comply with permits and licenses that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that we will be able to comply with any such conditions and non-compliance with such conditions may result in the loss of certain of our permits and licenses on properties, which may have a material adverse effect on us. Future taxation of mining operators, and the timing thereof, cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on us.

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The volatility of the global financial markets may have a negative effect on our ability to raise money which could harm our operating results.

Recent global financial conditions have been characterized by increased volatility and access to public financing, particularly for junior mineral exploration companies, has been negatively impacted. These conditions, which include potential disruptions due to a U.S. Government shutdown, may affect our ability to obtain equity or debt financing in the future on terms favorable to us or at all.

Market events and conditions, including the disruptions in the international credit markets and other financial systems, in China, Japan and Europe, along with political instability in the Middle East and Russia and falling currency prices expressed in United States dollars have resulted in commodity prices remaining volatile. These conditions have also caused a loss of confidence in global credit markets, excluding the United States, resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, tighter regulations, less liquidity, widening credit spreads, less price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by governments, concerns about the general condition of the capital markets, financial instruments, banks and investment banks, insurers and other financial institutions caused the broader credit markets to be volatile and interest rates to remain at historical lows. These events are illustrative of the effect that events beyond the Company’s control may have on commodity prices. Access to public financing has been negatively impacted by sovereign debt concerns in Europe and emerging markets, as well as concerns over global growth rates and conditions. If such conditions continue, our operations could be negatively impacted.

Global financial conditions could suddenly and rapidly destabilize in response to future events, as government authorities may have limited resources to respond to future crises. Future crises may be precipitated by any number of causes, including natural disasters, pandemics (including the COVID-19 pandemic), geopolitical instability, changes to energy prices or sovereign defaults.

Any sudden or rapid destabilization of global economic conditions could negatively impact our ability to obtain equity or debt financing or make other suitable financing arrangements. Increased levels of volatility and market turmoil can adversely impact our operations and the value and the price of the Common Stock of the Company could be adversely affected.

Changes in the market price of gold, silver and other metals, which in the past has fluctuated widely, will affect the profitability of our operations and financial condition.

Our profitability and long-term viability depend, in large part, upon the market price of gold, copper, silver and other metals and minerals which may be produced from our mineral claims, and from which we may derive revenues under any agreement we may enter into with a company that conducts mining operations on our claims. The market price of gold and other metals is volatile and is impacted by numerous factors beyond our control, including:

●	sales by central banks and other holders, speculators and producers of gold and other metals in response to any of the below factors.
●	the relative strength of the U.S. dollar and certain other currencies;
●	interest rates;
●	global or regional political, financial, or economic conditions;
●	supply and demand for jewelry and industrial products containing metals; and
●	expectations with respect to the rate of inflation;

A material decrease in the market price of gold and other metals could affect the commercial viability of our mineral claims and any of our future anticipated development and production assumptions if any. Lower gold prices could also adversely affect our ability to finance future development of our mining claims, all of which would have a material adverse effect on our financial condition and results of operations. There can be no assurance that the market price of gold and other metals will remain at current levels or that such prices will improve.

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Many of our assumptions regarding our operating results are based on mineral resource estimates by third parties; if those estimates are materially inaccurate for any reason, our actual operating results could also be materially effected.

Mineral resource estimates will be based upon geological data supplied by our personnel, confirmed and calculated by independent qualified persons (geologists and engineers). These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revision based on further exploration or development work. The estimation of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. As a result of the foregoing, there may be material differences between actual and estimated mineral reserves, which may impact the viability of our projects and have a material impact on us.

The grade of mineralization which may ultimately be mined may differ from the indicated by drilling results and such differences could be material. The quantity and resulting valuation of mineral reserves and mineral resources may also vary depending on, among other things, mineral prices (which may render mineral reserves and mineral resources uneconomic), cut-off grades applied and estimates of future operating costs (which may be inaccurate). Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Any material change in quantity of mineral resources, mineral reserves, grade, or stripping ratio may also affect the economic viability of any project undertaken by us. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during production. To the extent that we are unable to mine and produce as expected and estimated, our business may be materially and adversely affected.

There is no certainty that any of the mineral resources identified on any of our properties will be realized, that any mineral resources will ever be upgraded to mineral reserves, that any anticipated level of recovery of minerals will in fact be realized, or that an identified mineral reserve or mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Until a deposit is actually mined and processed, the quantity of mineral resources and mineral reserves and grades must be considered as estimates only, and investors are cautioned that we may ultimately never realize production on any of its properties.

We may not be able to obtain adequate insurance coverage, or coverage at all, in order to insure us against the risks of our operations; any uninsured or underinsured losses could have a negative impact on our operating results.

Our business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment, natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to our properties or the properties of others, delays in the ability to undertake exploration, monetary losses and possible legal liability.

We do not currently have insurance and currently do not have any plans to obtain insurance. Insurance against certain risks, including those related to environmental matters or other hazards resulting from exploration, is generally not available to us or to other companies within the mining industry. In addition, we do not carry business interruption insurance relating to our mineral claims. Accordingly, delays in returning to any future exploration could produce severe near-term impact on our business. Any losses from these events may result in significant costs that could have a material adverse effect on our financial performance, financial position and results of operations.

In conducting our operations, we are required to comply with certain health and safety rules which can be expensive and time consuming.

Our operations are subject to various health and safety laws and regulations that impose various duties on the Company in respect of its operations, relating to, among other things, worker safety and the surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, our operations. We expect to make significant expenditures to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near our mineral properties, but there can be no guarantee that these expenditures will ensure our compliance with applicable laws and regulations and any non-compliance may have a material and adverse effect on us.

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The costs of compliance with environmental laws and obtaining and maintaining environmental permits and governmental approvals required for construction and/or operation, which currently are significant, may increase in the future and could materially and adversely affect our business, financial condition, future results, and cash flow; any non-compliance with such laws or regulations may result in the imposition of liabilities which could materially and adversely affect our business, financial condition, future results, and cash flow.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate, certain of which are set forth below. Environmental legislation is evolving in a manner which may result in stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. The costs associated with compliance with such laws and regulations are substantial. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future laws, regulations, or more restrictive interpretations of current laws and regulations by governmental authorities could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

U.S. Federal Laws: CERCLA, and comparable state statutes, impose strict, joint and several liabilities on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, for reimbursement for government-incurred cleanup costs, or for natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. RCRA, and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

CAA, as amended restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

NEPA requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuances of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an EIS. The United States Environmental Protection Agency (“EPA”), other federal agencies, and any interested third parties will review and comment on the scoping of the Environmental Impact Statement (“EIS”) and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in the issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

CWA, and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water from mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill materials in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

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SDWA and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Nevada Laws: At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires mine operators to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water.

Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Our industry is highly competitive and we will be at a competitive disadvantage for assets and financial resources relative to larger, better funded companies in the same space.

The mining industry is highly competitive in all of its phases, both domestically and internationally. Our ability to acquire properties and develop mineral resources and reserves in the future will depend not only on our ability to develop our present properties, but also on our ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply. We may be at a competitive disadvantage in acquiring additional mining properties because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than us. We may also encounter competition from other mining companies in our efforts to hire experienced mining professionals. Competition could adversely affect our ability to attract necessary funding or acquire suitable producing properties or prospects for mineral exploration in the future. Competition for services and equipment could result in delays if such services or equipment cannot be obtained in a timely manner due to inadequate availability and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Any of the foregoing effects of competition could materially increase project development, exploration or construction costs, result in project delays and generally and adversely affect us and our business and prospects.

The Offering Price of our Common Stock in this Offering was determined based on several factors that could materially change or fluctuate resulting in volatility and unpredictability.

The Offering Price has been agreed between the Company and the Underwriters based on a number of factors, including market conditions in effect at the time the Offering Price was determined and may not be indicative of the price at which the Common Stock will trade following the completion of the Offering. The market price of the Common Stock could be subject to significant fluctuations due to various factors and events, including any regulatory or economic changes affecting the Company’s operations, variations in the Company’s operating results, developments in the Company’s business or its competitors, or changes in market sentiment towards the Common Stock. Investors should be aware that the value of the Common Stock may be volatile and investors may, on disposing of the Common Stock, realize less than their original investment or may lose their entire investment.

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The Company’s operating results and prospects from time to time may be below the expectations of market analysts and investors. In addition, stock markets from time to time suffer significant price and volume fluctuations that affect the market price of the securities listed thereon and which may be unrelated to the Company’s operating performance. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries. As at the date hereof, there remains a significant amount of uncertainty and economic disruption caused by Covid-19 that has increased market and share price volatility and had a catastrophic impact on access to capital and liquidity. Any of these events could result in a decline in the market price of the Common Stock. The Common Stock may, therefore, not be suitable as a short-term investment. In addition, the market price of the Common Stock may not reflect the underlying value of the Company’s net assets. The price at which the Common Stock will be traded and the price at which investors may realize their shares will be influenced by a large number of factors, some specific to the Company and its proposed operations, and some which may affect the business sectors in which the Company operate, including the pervasive and ongoing impact of Covid-19. Such factors could also include the performance of the Company’s operations, variations in operating results, announcements by the Company (i.e. disappointing results of exploratory drilling, the incurrence of environmental liabilities or other material developments), announcements of material developments by the Company’s competitors, involvement in litigation, large purchases or sales of the Common Stock, liquidity or the absence of liquidity in the Common Stock, limited trading volume, the prices of gold and other precious metals, legislative or regulatory changes relating to the business of the Company, the Company’s ability to raise additional funds, other material events and general financial market and economic conditions. In the event that the occurrence of any of these events causes the price of the Common Stock to decrease, investors may be forced to sell their shares at a loss.

The failure of our current or future strategic partners and joint venture partners to meet their obligations could have a material adverse effect on our operating results.

We may in the future enter into partnerships, option agreements and/or joint ventures as a means of acquiring additional property interests or to fully exploit the exploration and production potential of its assets. The failure of any partner to meet its obligations to us or other third parties, or any disputes with respect to third parties’ respective rights and obligations, could have a material adverse effect on our rights under such agreements. We may also be unable to exert direct influence over strategic decisions made in respect of properties that are subject to the terms of these agreements, which may have a materially adverse impact on the strategic value of the underlying mineral claims. Furthermore, in the event we are unable to meet our obligations or share of costs incurred under agreements to which it is a party, the Company may have its property interests subject to such agreements reduced as a result or face the termination of such agreements.

We sell additional equity and/or issue additional equity in order to acquire additional assets; any issuance of equity could result in significant dilution to our existing shareholders.

With the net proceeds from this Offering, we believe that we are adequately financed to carry out our exploration and development plans in the near term. However, financing the development of a mining operation through to production, should feasibility studies show it is recommended, would be expensive and we would require additional capital to fund development and exploration programs and potential acquisitions. We cannot predict the size of future issuances of Common Stock or the issuance of debt instruments or other securities convertible into Common Stock in connection with any such financing. Likewise, we cannot predict the effect, if any, that future issuances and sales of our securities will have on the market price of its Common Stock. If we raise additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing shareholders. Sales of a substantial number of shares of Common Stock, or the availability of such Common Stock for sale, could adversely affect prevailing market prices for our securities and a securityholder’s interest in us.

Because the climate has an effect on our operations and the ability for our assets, present or future, to maximize their potential, the impact of climate change and expensive regulations related to climate change could have a material adverse effect on our operations.

Climate change could have an adverse impact on our operations. The potential physical impacts of climate change on our operations are highly uncertain and would be particular to the geographic circumstances in areas in which it operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of development or production on Nevada Canyon’s mines and adversely affect the financial performance of its operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have material adverse effect on our business . A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to climate and its potential impacts. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in the natural resources industry could harm our reputation .

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Through no fault of our own, we could be involved in expensive and time consuming litigation that could have a material adverse effect on our operations.

We may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If we are unable to resolve these disputes favorably, it may have a material adverse impact on the ability to carry out our business plan.

Influence of Third-Party Stakeholders

Some of the lands in which we hold an interest, or the exploration equipment and roads or other means of access in which we intend to utilize in carrying out our work programs or general business mandates, may be subject to interests or claims by third party individuals, groups or companies. In the event that such third parties assert any claims, our work programs may be delayed even if such claims are not meritorious. Such delays may result in significant financial loss and loss of opportunity for us.

Expense and time consuming internal financial controls may or may not be effective in ensuring that transactions are authorized and properly recorded and reported; any inadvertent failure of our internal financial controls could result in undue time, resources and expense that could harm our operating results.

Internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. A control system, no matter how well designed and operated, can provide only reasonable, and not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. Though we intend to put into place a system of internal controls appropriate for its size, and reflective of its level of operations, there are limited internal controls currently in place. We have a very limited history of operations and has not made any assessment as to the effectiveness of its internal controls. If we identify material weakness in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the Common Stock could be negatively affected. We also could become subject to investigations by the stock exchange on which the securities are listed, the Commission, or other regulatory authorities, which could require additional financial and management resources.

Risks Relating to our Common Stock

An active market in which investors can resell their Common Stock may not develop which could adversely affect an investor’s ability to sell their Common Stock at or above the Offering Price.

We cannot predict the extent to which an active market for our Common Stock will develop or be sustained after this Offering, or how the development of such a market might affect the market price of our Common Stock. The offering price of our Common Stock in this Offering has been agreed to between us and the Underwriters based on a number of factors, including market conditions in effect around the time of this Offering, and it may not be in any way indicative of the price at which our Common Stock will trade following the completion of this Offering. Even if a trading market develops, investors may not be able to resell their Common Stock at or above the initial offering price. Investors are cautioned that if an active market for our Common Stock does not arise, investors may not be able to resell their Common Stock or may be forced to do so at a loss.

Investors in this Offering will experience immediate and substantial dilution as a result of this Offering which means that the Common Stock could be worth less than the Offering Price.

You will incur immediate and substantial dilution as a result of this Offering. After giving effect to the sale by us of Units in this Offering at a public offering price of $0.80 per Unit, after deducting the underwriting discount and commissions and estimated offering expenses payable by us, investors in this Offering can expect an immediate dilution of $0.32 per share, which figure assumes that no Units are sold pursuant to the Over-Allotment Option, or the Redemption Placement. See “Dilution.”

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The market price of our Common Stock will likely be volatile as significant price fluctuations are common in what the Securities and Exchange Commission deems is a “penny stock.”

The trading price of the stock and the price at which we may sell stock in the future are subject to fluctuations in response to any of the following:

●	Limited trading volume in the Common Stock;

●	Quarterly variations in operating results;

●	Involvement in litigation;

●	General financial market conditions;

●	The prices of gold and other precious metals;

●	Announcements by us of, for example, disappointing results of exploratory drilling, the incurrence of environmental liabilities or other material developments;

●	Announcements by us of, for example, disappointing results of exploratory drilling, the incurrence of environmental liabilities or other material developments;

●	Announcements of material developments by our competitors;

●	Our ability to raise additional funds;

●	Changes in government regulations; and

●	Other material events.

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In the event that the occurrence of any of these events causes the price of our Common Stock to decrease, investors may be forced to sell their shares at a loss.

Currently authorized and future issuances of Preferred Stock, which rank senior to our Common Stock for the purposes of dividends and liquidating distributions will, and any future issuances of debt securities, which would rank senior to our Common Stock upon our bankruptcy or liquidation may, adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

Currently Authorized Preferred Stock may have preference on bankruptcy over the Common Stock and holders of potentially future issued Preferred Stock are entitled to receive from the assets of the Company in priority to the holders of Common Stock on a liquidation, dissolution, winding up or other distribution of assets of the Company. In the future, we may attempt to increase our capital resources by offering debt securities or additional Preferred Stock. Upon a potential bankruptcy or liquidation, holders of our debt securities or Preferred Stock, and lenders with respect to other borrowings we may make, may receive distributions of our available assets prior to any distributions being made to holders of our Common Stock. Because our decision to issue debt securities or Preferred Stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our Common Stock, upon bankruptcy or otherwise.

Shares purchased pursuant to this Offering are subject to lock-up restrictions.

Pursuant to the subscription agreement, investors purchasing Units shall have certain restrictions related to the resale of their shares. Specifically, each common share of the Unit shall be subject to a six month lock-up period, meaning that the shareholder will not be able to resell the share of common stock for six months. This could adversely affect the underlying investment as our common shares are traded on over the counter markets which can be subject to high volatility. As a result, the market price of our common stock could drop drastically, leaving an investor with a negative return on the investment, despite the market price at that date of purchase.

Our Common Stock is subject to penny stock rules making it more difficult to trade our Common Stock, all of which would adversely affect the value of the Common Stock.

The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny Stocks are generally equity securities with a price per share of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any such transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore shareholders may have difficulty selling their Common Stock.

FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending and investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a shareholder’s ability to resell our Common Stock.

Our management has broad discretion as to the use of certain of the net proceeds from this Offering which means that investors will need to rely on the judgment of our management regarding the use of proceeds.

Our management will have broad discretion in the application of the net proceeds designated to fund our capital expenditures on existing mineral properties, acquire additional acreage leaseholds, acquire additional producing properties and associated leaseholds, or for general corporate purposes, which are subject to change in the future, and which may change in response to the proceeds raised pursuant to the Purchase Rights or exercise of the Warrants, if any. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this Offering in ways that holders of our Common Stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this Offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

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We are a reporting issuer under the Exchange Act and we are considered a smaller reporting company and are exempt from certain disclosure requirements, which could make our Common Stock less attractive to potential investors

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

● Had a public float of less than US$250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

● In the case of initial registration statement under the Securities Act, or the Exchange Act, for shares of its common equity, had a public float of less than US$250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

● In the case of an issuer whose public float as calculated under the foregoing paragraphs of this definition was zero or less than $700 million, had annual revenues of less than US$100 million during the most recently completed fiscal year for which audited financial statements are available

We believe that we are a smaller reporting company, and as such that we are not required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies. These “scaled” disclosure requirements make our Common Stock less attractive to potential investors, which could make it more difficult for our shareholders to sell their Units.

We are taxed as a corporation for U.S. federal income tax purposes which means we will be subject to a material amount of entity-level taxation which would reduce and/or eliminate cash that otherwise may be used to make dividends.

We will pay U.S. federal income tax on our tax income at the corporate tax rate, which is currently a maximum of 21%, and will pay state and local income tax at varying rates, including the Nevada Net Proceeds Tax. Distributions will generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits will flow through to you. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of state budget deficits and other reasons, several states are evaluating ways to subject corporations to additional forms of taxation. We will be subject to a material amount of entity-level taxation, which will result in a material reduction in the anticipated cash flow and after-tax return to our shareholders.

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A non-US holder of our Common Stock, Warrants, or Warrant Shares will be treated as having income that is “effectively connected” with a United States trade or business upon the sale or disposition of our Common Stock, Warrants, or Warrant Shares unless (i) our Common Stock is regularly traded on an established securities market and (ii) the non-U.S. holder did not meet certain ownership thresholds during the applicable testing period.

A non-US holder of our Common Stock, Warrants, or Warrant Shares generally will incur U.S. Federal income tax on any gain realized upon a sale or other disposition of our Common Stock to the extent our Common Stock constitutes a “United States real property interest” (“USRPI”), under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A USRPI includes stock in a “United States real property holding corporation.” We are and expect to continue to be for the foreseeable future, a “United States real property holding corporation.”

Under FIRPTA, a non-U.S. holder is taxed on any gain realized upon a sale or other disposition of a USRPI as if such gain were “effectively connected” with a United States trade or business of the non-U.S. holder. A non-U.S. holder thus will be taxed on such a gain at the same graduated rates generally applicable to U.S. persons. In addition, a non-U.S. holder would have to file a U.S. federal income tax return reporting that gain. A non-U.S. holder that is a foreign corporation and not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such gain.

However, if our Common Stock and Warrant Shares are regularly traded on an established securities market (the “Regularly Traded Exception”), then gains realized upon a sale or other disposition of our Common Stock or Warrant Shares will not be treated as gains from the sale of a USRPI, as long as the non-U.S. holder did not own: (i) more than 5% of our Common Stock at any time during the five-year period preceding the sale or other disposition or, if shorter, the non-U.S. holder’s holding period for its Common Stock; (ii) Warrants with a fair market value on the date acquired by such holder greater than the fair market value on that date of 5% of our Common Stock; or (iii) aggregate equity securities of the Company with a fair market value on the date acquired in excess of 5% of the fair market value of the Common Stock on such date. Our Common Stock currently trades on the OTC Pinks. At this time, it is uncertain whether our Common Stock will continue to be considered as being regularly traded on an established securities market in the U.S. Accordingly, we can provide no assurances that the Common Stock, Warrants or Warrant Shares will meet the Regularly Traded Exception at the time a non-U.S. holder purchases such securities or sells, exchanges, or otherwise disposes of such securities. In the event that our Common Stock or Warrant Shares do not meet the Regularly Traded Exception, then gains recognized by a non-U.S. holder upon a sale or other disposition of our Common Stock or Warrant Shares will be subject to tax under FIRPTA unless an exemption applies. Since the Warrants are not expected to be listed on a securities market, the Warrants are unlikely to qualify for the Regularly Traded Exception. The foregoing summary is qualified in its entirety by the discussion contained herein under the heading “Material U.S. Federal Income Tax Considerations for U.S. Holders and Non-U.S. Holders.”

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited which would effect our ability to take full advantage of the tax benefits of carryforwards.

Under Section 382 and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We may, upon completion of this Offering, or in the future as a result of subsequent shifts in our stock ownership, experience, an “ownership change.” Thus, our ability to utilize carryforwards of our net operating losses and other tax attributes to reduce future tax liabilities may be substantially restricted. At this time, we have not completed a study to assess whether an ownership change under Section 382 of the Code may occur in the foreseeable future, or whether there have been due to the costs and complexities associated with such a study. Therefore, we may not be able to take full advantage of these carryforwards for federal or state tax purposes.

The tax treatment of corporations or an investment in our Common Stock, Warrants or Warrants Shares could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of corporations, including us, or an investment in our Common Stock, Warrants and Warrant Shares may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect corporations. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet our cash flow needs for operations, acquisitions or other purposes. We are unable to predict whether any of these changes or other proposals will be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our Common Stock, Warrants or Warrant Shares.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular, including any supplement to this Offering Circular, includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding

Forward-looking statements may include, but are not limited to, statements with respect to the completion of the Offering, the satisfaction of the conditions to closing of the Offering, including the receipt in a timely manner of regulatory and other required approvals and clearances, the use of the net proceeds of the Offering, the listing of the Unit Shares and Warrant Shares on the funding portal, the qualification of the Unit Shares, Warrants, Warrant Shares, Broker Warrants and Broker Warrant Shares by the Commission, the plan of distribution of the Offering, certain United States and Canadian tax consequences of an investment in the Units, the completion and the nature of the transactions contemplated the satisfaction of the conditions to the completion of the transactions contemplated, including the receipt in a timely manner of regulatory and other required approvals and clearances, the future financial or operating performance of Nevada Canyon and its properties, the future price of metals, test work and confirming results from work performed to date, the estimation of mineral resources and mineral reserves, the realization of mineral resource and mineral reserve estimates, the timing and amount of estimated future capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims, and limitations of insurance coverage. Often, but not always, forward looking statements can be identified by the use of words and phrases such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made and are based on various assumptions related to the Risk Factors contained herein.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Nevada Canyon to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks described in the “Risk Factors” section of this Offering Circular. .. Accordingly, readers should not place undue reliance on forward looking statements.

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DILUTION

If you purchase Units in this Offering, you will experience dilution to the extent of the difference between the public offering price of the Units and the net tangible book value per share of our Common Stock immediately after this Offering.

The following table illustrates this dilution on a per share basis depending on the number of Units sold in this Offering. For purposes of the dilution calculations below the price of a Unit was allocated to the Offering Price of our Common Stock:

	Units sold in this Offering
	3,125,000	6,250,000	9,375,000	12,500,000

Public offering price per share	$0.80	$0.80	$0.80	$0.80
Shares outstanding at December 31st, 2022	11,077,394	11,077,394	11,077,394	11,077,394
Net tangible book value as of December 31st, 2022	$567,053	$567,053	$567,053	$567,053
Net tangible book value per share as of December 31st, 2022	$0.05	$0.05	$0.05	$0.05
Net offering proceeds	$2,475,000	$4,950,000	$7,425,000	$9,900,000
As adjusted net tangible book value after giving effect to this Offering	$3,042,053	$5,517,053	$7,992,053	$10,467,053
Shares outstanding after this Offering	14,202,394	17,327,394	20,452,394	23,577,394
As adjusted net tangible book value per share after giving effect to this Offering	$0.21	$0.32	$0.39	$0.44
Dilution per share to investors in this Offering	$0.59	$0.48	$0.41	$0.36
Increase in net tangible book value per share attributable to new investors	$0.16	$0.27	$0.34	$0.39

Net tangible book value per share is equal to our total tangible assets minus liabilities, all divided by the number of shares of common stock outstanding as of December 31, 2022.

We may choose to raise additional capital depending on market conditions, our capital requirements and strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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USE OF PROCEEDS

The following table below sets forth the use of proceeds from this Offering depending on the number of Units sold.

Offering Proceeds	25%	50%
Units Sold	3,125,000	6,250,000
Gross Proceeds from this Offering (Units only)	$2,500,000	$5,000,000
Offering Expenses (1)	$210,753	$262,558

Total Offering Proceeds Available for Use	$2,289,247	$4,737,442

Estimated Expenditures
Royalties 1&2	$1,350,000	$1,350,000
Royalties 3&4	-	$1,500,000
Exploration Accelerator Properties 1&2	$500,000	$500,000
Exploration Accelerator Property 3&4	-	$500,000
General and Administration	$205,000	$250,000
Total Expenditures	$2,055,000	$4,100,000

Working Capital Reserves	$243,247	$637,442

Offering Proceeds	75%	100%
Units Sold	9,375,000	12,500,000
Gross Proceeds from this Offering (Units only)	$7,500,000	$10,000,000
Offering Expenses (1)	$318,750	$361,447

Total Offering Proceeds Available for Use	$7,181,250	$9,638,553

Estimated Expenditures
Royalties 1&2	$1,350,000	$1,350,000
Royalties 3&4	$1,500,000	$1,500,000
Royalties 5&6	$2,000,000	$2,000,000
Exploration Accelerator Properties 1&2	$500,000	$500,000
Exploration Accelerator Property 3&4	$500,000	$500,000
Exploration Accelerator Property 5	$500,000	$500,000
Stream #1	-	$2,000,000
General and Administration	$350,000	$400,000
Total Expenditures	$6,700,000	$8,750,000

Working Capital Reserves	$481,250	$888,553

(1)	Includes fees and commissions payable to and legal, accounting, printing, due diligence, marketing, selling and other costs, including payments to Equifund, LLC. We will pay Equifund, LLC, a one-time startup fee of $20,000 for its services in hosting the Offering on its platform. Further, we will also pay Equifund a technology and administration fee of $50 per investor when each investor deposits funds into the escrow account maintained for the Offering. See “Plan of Distribution” for more information regarding our agreement with Equifund, LLC. The budgeted amounts for the Offering costs are an estimate only and the actual Offering costs may differ.

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If we sell at least 3,125,000 Units in this Offering, we expect to have sufficient capital to purchase two (2) targeted royalties and two (2) additional exploration accelerator properties. If less than 3,125,000 Units are sold we intend to finance the purchases through additional sales of equity or debt securities, borrowings from third party lenders, or joint ventures.

If we sell at least 6,250,000 Units in this Offering, we expect to have sufficient capital to purchase four (4) targeted royalties and four (4) additional exploration accelerator properties. If less than 6,250,000 Units are sold we intend to finance the purchases through additional sales of equity or debt securities, borrowings from third party lenders, or joint ventures.

If we sell at least 9,375,000 Units in this Offering, we expect to have sufficient to purchase six (6) targeted royalties and five (5) additional exploration accelerator properties.

If more than 6,250,000 Units, but less than 9,375,000 Units are sold in this Offering we intend to fund the completion of one (1) stream financing through additional sales of equity or debt securities, borrowings from third party lenders, joint ventures or from revenues generated from existing royalties.

In the event we do raise the maximum amount of the 12,500,000 Units Offering, we expect to have sufficient capital to purchase all targeted royalties (6), all exploration accelerator properties (5) and complete one (1) stream financing. We may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

If we do not sell enough Units in this Offering to purchase the target royalties and streams, there can be no assurance that we will be able to raise additional capital from any source.

The above figures represent only estimated costs. This expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering. We may find it necessary or advisable to use the net proceeds from this Offering for other purposes, and we will have broad discretion in the application of net proceeds from this Offering. Until such time as the Company is able to generate sufficient revenue the Company will need to obtain additional financing to fund its operating losses.

Because the Offering is “best efforts,” we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022

The following discussion of our financial condition and results of operations for the fiscal year ended December 31, 2022, should be read in conjunction with our consolidated financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

The Company was incorporated in Nevada on February 27, 2014, with a fiscal year end on December 31, under the original name Tech Foundry Ventures, Inc. On July 6, 2016, we changed our name to Nevada Canyon Gold Corp. The Company was originally focused on providing management and consulting services to early and middle stage start-ups. In December 2015, The Company changed its business to mineral exploration after acquiring Nevada Canyon Gold Corporation, a privately held Nevada corporation. As of this date, our mineral interests are represented by the Lazy Claims Property, Loman Property, Swales Property, the Agi Pah Property and the Belshazzar Property. Our royalty interests include an exclusive option to purchase a one percent (1%) production royalty interest on the Olinghouse Project, and an option to purchase a two percent (2%) production royalty interest on the Palmetto Gold Project.

Results of Operation

	Years ended December 31,		Changes between
	2022	2021	the periods
Operating expenses
Exploration expenses	$20,758	$15,482	$5,276
General and administrative expenses	164,927	60,582	104,345
Professional fees	99,249	40,220	59,029
Director compensation	988,471	-	988,471
Transfer agent and filing fees	14,521	10,849	3,672
Total operating expenses	(1,287,926)	(127,133)	1,160,793
Other items
Accrued interest expense	(10,812)	(4,936)	5,876
Accretion expense	(719,462)	(94,404)	625,058
Fair value gain on equity investments	241,513	(474,287)	715,800
Realized gain on investments	211,530	315	211,215
Foreign exchange gain/(loss)	(978)	7,119	8,097
Interest income	10,080	755	9,325
Net loss	$(1,556,055)	$(692,571)	$863,484

Revenues

Due to the exploration rather than the production nature of our business, we did not have any revenue associated with our business activities; furthermore, we do not expect to have significant operating revenue in the foreseeable future.

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Operating expenses

Our operating expenses increased by $1,160,793, or 913%, to $1,287,926 for the year ended December 31, 2022, compared to $127,133 we incurred for the year ended December 31, 2021. This change was associated with $988,471 in director compensation we recorded on the par-value shares that we sold to our three directors on December 30, 2021, and was further increased by $59,029 change in our professional fees from $40,220 we incurred during the year ended December 31, 2021, to $99,249 we incurred during the year ended December 31, 2022. The increase in professional fees was mainly associated with $51,725 we incurred on account of Rangeland Carbon Credit Royalties Streaming Opportunity Analysis which was commissioned by Carbon Canyon, and which was completed in the fourth quarter of the Company’s fiscal 2022. Our general and administrative expenses increased from $60,582 we incurred during the year ended December 31, 2021, to $164,927 we incurred during the year ended December 31, 2022. This change was mostly associated with our increased investor relations and advertising activities, which during the year ended December 31, 2022, amounted to $57,648, as compared to $23,758 in the comparative period, with $50,726 we incurred in consulting fees, an increase of $19,452, as compared to $31,274 we incurred during the comparative 2021 fiscal year, and with $39,250 we incurred in fees for arranging a financing, which as of December 31, 2022, did not close, and therefore we expensed these costs during the year ended December 31, 2022. Our transfer agent and filing fees increased by $3,672 from $10,849 we incurred during the year ended December 31, 2021, to $14,521 we incurred during the year ended December 31, 2022. In addition, we incurred $20,758 in mineral exploration fees, an increase of $5,276, as compared to $15,482 we incurred in the comparative period ended December 31, 2021. These fees were associated with the annual mining claim fees we paid to the BLM.

Other Items

During the year ended December 31, 2022, we recognized $241,513 gain on fair value of equity investments (2021 – $474,287 loss). The gain resulted from revaluation of WRR Shares from CAD$0.24 per share at December 31, 2021, to CAD$0.415 per WRR Share on December 31, 2022, and to a smaller degree from fluctuation of exchange rates between the US and Canadian dollars. We earned $10,080 in interest revenue (2021 - $755). Since part of funds generated from the sale of equity investments are held in Canadian dollars, we incurred $978 loss associated with fluctuation of foreign exchange rates (2021 - $7,119 gain). During the year ended December 31, 2022, we recorded $211,530 gain (2021 - $315) on equity investments which was associated with the sale of 1,171,000 WRR Shares for net proceeds of $614,656 (2021 – 3,500 WRR Shares for net proceeds of $2,152). In addition, we recorded $719,462 accretion expense associated with the beneficial conversion discount we recognized on convertible notes payable we issued in September and October of 2021 (2021 - $94,404) and $10,812 in accrued interest on the convertible notes payable that have reached their maturity. During the year ended December 31, 2021 we recorded $4,936 in accrued interest expense associated with conversion of the previously non-interest-bearing advance for a total of $15,064 we owed to a third-party into a convertible promissory note for a total of $20,000.

Net Loss

At December 31, 2022, our loss increased by $863,484 from $692,571 we incurred during the year ended December 31, 2021, to $1,556,055 we incurred during the year ended December 31, 2022. This change mainly resulted from $988,471 in director compensation we recorded during the year ended December 31, 2022 (2021 - $Nil), and $719,462 accretion expense associated with the beneficial conversion discount we recognized on convertible notes payable we issued in September and October of 2021 (2021 - $94,404), which were in part offset by $241,513 gain on revaluation of our equity investments in WRR Shares, as opposed to $474,287 loss we recognized in the comparative period, and $211,530 gain we recognized on the sale of WRR Shares during the same period (2021 - $315).

Liquidity and Capital Resources

Working capital	December 31, 2022	December 31, 2021

Current assets	$1,011,847	$1,442,670
Current liabilities	1,321,994	1,791,539
Working capital deficit	$(310,147)	$(348,869)

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As of December 31, 2022, we had a cash balance of $1,007,018 and a working capital deficit of $310,147 with cash flows used in operations totaling $429,919 for the year then ended. During the year ended December 31, 2022, our operations were funded with $614,656 cash we generated from the sales of our equity investments and $980,000 we raised through convertible notes payable during the year ended December 31, 2021. We used $266,119 to redeem convertible notes payable and interest accrued thereon, as some of our note holders chose not to convert the notes payable we issued to them.

We did not generate sufficient cash flows from our operating activities to satisfy our cash requirements for the year ended December 31, 2022. There is no assurance that we will be able to generate sufficient cash from our operations to repay the amounts owing under these notes and advances payable, or to service our other debt obligations.

To provide us with the necessary capital to accomplish our plan of operation we intend to seek additional financing in the form of equity or debt. There can be no assurance that we will be successful in our efforts to raise additional capital. If we are unable to secure additional capital through equity or debt financing, we may choose to sell all or part of our investment in WRR.

Cash Flow

	Year Ended December 31,
	2022	2021
Cash flows used in operating activities	$(429,919)	$(222,230)
Cash flows provided by/(used in) investing activities	164,656	(237,848)
Cash flows provided by/(used in) financing activities	(147,605)	980,000
Effects of foreign currency exchange on cash	(978)	7,119
Net increase/(decrease) in cash during the year	$(413,846)	$527,041

Net cash used in operating activities

Our net cash used in operating activities increased by $207,689, or 93%, to $429,919 for the year ended December 31, 2022, compared with $222,230 for the year ended December 31, 2021. During the year ended December 31, 2022, we used $408,074 to cover our cash operating costs, this amount was comprised of $1,556,055 in net loss, reduced by non-cash transactions of $1,147,981; $11,822 to decrease our accounts payable and accrued liabilities, and $27,000 to decrease amounts due to our related parties. These uses of cash were in part offset by $16,977 decrease to our prepaid expenses.

Our net cash used in operating activities increased by $177,721, or 399%, to $222,230 for the year ended December 31, 2021, compared with $44,509 for the year ended December 31, 2020. During the year ended December 31, 2021, we used $126,378 to cover our cash operating costs, $98,000 to repay founder advances which were payable on demand, and $20,523 to prepay some of our future operating costs; these uses of cash were offset by increase in our accounts payable of $22,671.

Adjustments to reconcile net loss to net cash used by operating activities

During the year ended December 31, 2022, we recognized $453,043 gain on revaluation of fair value of equity investments associated with WRR Shares. In addition, we recognized $978 loss on foreign exchange fluctuations associated with cash we held in high-interest savings account at a major Canadian bank, recorded $719,462 in accretion expense associated with the discount on the convertible notes payable we issued in September and October 2021, and accrued $10,812 in interest expense on the convertible notes that had reached their maturity. In addition, we recorded $988,471 in director compensation associated with the par-value shares we issued to our directors on December 30, 2021. We also used $118,699 cash to pay interest accrued on convertible notes payable.

During the year ended December 31, 2021, we recognized $473,972 loss on revaluation of fair value of equity investments associated with WRR Shares and WRR Warrants which resulted from the fluctuation in share prices and foreign exchange rates. Since our equity investments are held in CAD$, we recorded $7,119 gain resulting from the fluctuation of foreign exchange rates during the year. In addition, we recorded $94,404 accretion expense associated with the discount on the convertible notes payable we issued in September and October 2021, and recorded $4,936 accrued interest expense associated with conversion of the previously non-interest-bearing advance for a total of $15,064 we owed to a third-party into a convertible promissory note for a total of $20,000.

Net cash provided by/(used in) investing activities

During the year ended December 31, 2022, we generated $614,656 from the sale of 1,171,083 WRR Shares. During the same period, we used $450,000 to acquire our mineral property interests.

During the year ended December 31, 2021, we generated $2,152 from the sale of 21,000 WRR Shares. During the same period, we used $240,000 to acquire our mineral property interests.

Net cash provided by/(used in) financing activities

During the year ended December 31, 2022, we received $400 from the sale of 4,000,000 par-value shares to two of our directors, which shares were considered sold on December 30, 2021, however, we received cash payment from the directors subsequent to December 31, 2021. During the same period, we redeemed a total of $147,420 in notes payable, which reached their maturity. In addition, we repaid $585 we owed to WRR.

During the year ended December 31, 2021, we received $980,000 on issuance of convertible notes payable due 12 months from the issuance date (the “Notes”). The Notes accrue interest at a rate of 15% per annum and are unsecured. At the option of the Note Holder, the Company may either (i) pay the interest quarterly in arrears, or (ii) allow the interest to accrue until the Maturity Date. In addition, at the Company’s sole discretion, the Company may either (i) repay the principal amount of the Notes on the Maturity Date, or (ii) commencing one month from the issue date repay 1/12 of the outstanding principal amount of the Notes in any given month until the Maturity Date. At the option of the Note Holder the Notes can be converted into the Shares of the Company at a conversion price equal to the lesser of (i) $0.375 per Share, or (ii) a 25% discount to the price per Share in a qualified public offering that occurs subsequent to the sale of the Notes and results in gross offering proceeds to the Company of at least $5,000,000.

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Going Concern

At December 31, 2022, we had a working capital deficit of $310,147 and cash on hand of $1,007,018, which may not be sufficient enough to carry out our current plan of operations for the next 12-months. Our capital assets include equity investment in WRR shares, which we can use as a source of additional cash inflow, should we decide to sell all or part of our investment. In addition, we are actively pursuing other means of financing our operations through additional equity and/or debt financing. There can be no assurance that we will be able to procure funds sufficient to support our day-to-day operations and exploration programs. If operating difficulties or other factors (many of which are beyond our control) delay our realization of revenues or cash flows from operations, we may be limited in our ability to pursue our business plan. Moreover, if our resources from obtaining additional capital or cash flows from operations, once we commence them, do not satisfy our operational needs or if unexpected expenses arise due to unanticipated pressures or if we decide to expand our business plan beyond its currently anticipated level or otherwise, we will require additional financing to fund our operations, in addition to anticipated cash generated from our operations. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our business or otherwise respond to competitive pressures would be significantly limited. In a worst-case scenario, we might not be able to fund our operations or to remain in business, which could result in a total loss of our stockholders’ investment. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders.

The Company’s estimated capital requirements for the proceeding twelve-month period following the date of this Offering Circular and percentage are:

	25%	50%	75%	100%

Royalties	$1,350,000	$3,350,000	$4,850,000	$4,850,000
Exploration Accelerator Properties	$500,000	$1,000,000	$1,500,000	$1,500,000
Stream Financing	nil	nil	nil	$2,000,000
Operating Expenses	$205,000	$250,000	$350,000	$400,000

Seasonality

The Company does not anticipate it operations to be affected on a seasonal basis.

Subsequent Events to the period ending December 31, 2022

On February 24, 2023, the Company, entered into a consulting agreement with the Company’s newly appointed Vice President of Operations. The Company agreed to issue 2,000,000 shares of its common stock for the services. The shares will vest on a quarterly basis over the two-year term of the agreement, beginning March 1, 2023.

On February 24, 2023, the Company entered into two separate consulting agreements with consultants in exchange for a total of 2,000,000 shares of its common stock. All shares will vest on a quarterly basis over the three-year term of the agreements, beginning March 1, 2023.

BUSINESS

Nevada Canyon Gold Corp. is a diversified gold-focused US based natural resource company headquartered in Reno, Nevada . Its mission is to acquire royalties, streams and similar interests at varying stages of the mine life cycle to build balanced portfolio offering near, medium and longer-term attractive returns for its investors. Nevada Canyon Gold’s asset portfolio is currently focused within the state of Nevada and Idaho.

We were incorporated on February 27, 2014, in the state of Nevada as Tech Foundry Ventures. On July 8, 2016, the Company changed its name to Nevada Canyon Gold Corp., in order to reflect its current business and strategy.

Our strategy is to build is to build a diversified asset base, with a focus on gold and other precious metals, by being a preferred partner to operating companies in the global mining industry. In doing so, our goal is to grow our net asset value per share and to generate value for all of our stakeholders over time. Our current long-term strategy is to build upon our significant existing resource base, which we believe offers substantial growth potential through future development of the underlying properties.

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We plan to focus on acquiring royalties, streams and similar interests on mines and projects at varying stages of the mine life cycle to build a balanced portfolio offering near, medium, and longer-term growth in underlying net asset value per share. We intend to diversify our existing portfolio by adding additional assets across a range of precious metals mines and projects mainly within the Southwest of the United States.

Our management team, board of directors and advisory board have in excess of 100 years of combined mining sector experience, including exploration, development, operating and capital markets experience. We intend to capitalize on our significant collective knowledge, experience, and contacts to add value to the owners and operators of existing and prospective mines we partner with.

We believe our core team has the experience and capability to provide creative solutions to prospective partners thereby enhancing our ability to acquire attractive growth assets, whether in competitive auction processes or as a result of bilateral discussions.

As part of our strategy, we expect to utilize a cost-efficient business model by operating with a small, but highly experienced team and calling upon third-party resources to supplement our skill set as opportunities may arise. This strategy should enable us to maintain a high degree of flexibility in our cost structure. We believe it will also help to ensure that our business model is scalable and should allow us to seek new growth opportunities in a cost effective and value enhancing manner.

Royalties and Streams Generally

A royalty is a payment to a royalty holder that is typically based on a percentage of the minerals produced or the revenues or profits generated from the underlying project. With a stream, the holder, which in this case would be us, makes an upfront payment or deposit to purchase a pre-agreed percentage of a mine’s production at a defined or pre-determined price. Royalties and streams are typically for the life of a mine, but streams can also be structured over a specified period of time or production interval. Royalties and streams are non-operating interests in the underlying project and therefore, the holder is generally not responsible for contributing additional funds for any purpose, including capital and operating costs.

Royalties and streams limit the holder’s exposure, in most instances, to exploration, development, operating, sustaining or reclamation expenditures typically associated with an operating interest in a mine. While they have limited operating exposure, royalty and stream holders benefit from any resource expansion or upside generated by exploration success, mine life extensions and operational expansions within the areas covered by the interest. A royalty and streaming business model provides’ greater diversification than typical mining companies. Royalty and streaming companies typically hold a portfolio of diversified assets, whereas mining companies generally depend on one or few key mines. Royalty and streaming companies therefore generally offer a relatively lower risk investment when compared to operating companies, while still offering potential upside to resource expansion and underlying commodity prices. We do not currently hold any stream interests but may acquire them in the future.

Asset Overview

The following is a summary of our royalties and other property interests as of the date hereof:

The Palmetto Royalty (Exploration Phase)

We own a 2% net smelter returns royalty (“NSR”) on the Palmetto Project. The Palmetto Gold Project has a current initial NI 43-101 mineral resources summarized in the table below. The Palmetto property has been actively explored by several different companies (Newmont Gold, Phelps Dodge, Cambior Inc., Romarco Minerals) since the 1980’s. The current owner of the project is Smooth Rock Ventures Corp. (“Smooth Rock”). There are several additional mineralized zones hosting significant mineralized grades within close proximity to the inferred resource zones. These zones have yet to be included in the current resource estimate due to drilling density and proximities. Smooth Rock has informed us that they see these areas having immediate potential to significantly add to the overall resource by increasing the drilling density between the mineralized zones. We are told that Smooth Rock’s geological team intends to increase and upgrade the category of the resource from inferred to measured and indicated. Smooth Rock estimates the potential exists for increasing to 1M ounces into the measured and indicated category. The Palmetto Project consists of 116 unpatented mining claims administered by the Bureau of Land Management, totaling 2,217 acres located in Esmeralda County, Nevada, within the southern portion of the Walker Lane gold trend.

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Classification	Tones (000’s)	Au g/t	Ag g/t	Au Eq g/t	Au oz.	Ag oz.	Au Eq oz.
Inferred (Pit) 0.15 g/t Au Eq cut-off	9,397	0.93	6.38	1.04	281,581	1,926,652	314,950
Inferred (U/G) 2.0 g/t Au Eq cut-off	170	2.76	17.51	3.05	11,114	95,926	16,710
Total Inferred					296,695	2,022,578	331,668

The above inferred mineral resource was estimated using ordinary kriging. Pit shells were constrained using US$1,500/ounce gold price and US$2/tonne mining cost and US$5/tonnes processed (heap leach), 80% gold recovery and 52% silver recovery. The pit constrained resource estimation is at a 0.15 g/t gold cut-off and remaining underground resource estimation at a 2.0 g/t gold cut-off.

Figure 1: The Palmetto Project, location

Olinghouse Royalty (Development and Exploration Phase)

We have an exclusive option to purchase a 1% NSR on the Olinghouse Project. The Olinghouse Project is located approximately 30 miles east of Reno, Nevada. The property was operated by Alta Gold in the late 1990’s and completed a feasability study in 1997. The Olinghouse Project hosts an historic geologic resource (Alta Gold Feasibility Study 1997) based on over 600 drills holes collared at 100 ft. centers. Nevada Canyon considers this historical estimate to be reliable and relevant, however a qualified person has not done sufficient work to classify the estimate as a current estimate of mineral resources, and therefore it is not treating this historic estimate as current compliant mineral resources. The project’s current owner, Lake Mountain Mining, LLC, is currently reviewing its financing plans for additional exploration, required permitting, economic studies and various capital expenditures towards a production re-start decision in the near future. A large portion of the Olinghouse Property remains relatively unexplored. The historical mineralized resource is open at depth and along strike. The project has excellent potential to increase the current gold resources in excess of 1M ounces.

Figure 2: The Olinghouse Project, location

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Exploration Properties

We own or control through exploration leases, 100% of five properties in Nevada, totaling 103 unpatented mining claims and 7 placer mineral claims covering approximately 2060 acres, subject to the paramount title of the United States of America, under the administration of the Bureau of Land Management (“BLM”). Under the Mining Law of 1872, which governs the location of unpatented mining claims on federal lands, the owner (locator) has the right to explore, develop, and mine minerals on unpatented mining claims without payments of production royalties to the U.S. government, subject to the surface management regulation of the BLM.  Currently, annual claim maintenance fees are the only federal payments related to unpatented mining claims.

The Lazy Claims Property (Exploration Phase)

This property is 100% controlled by us under an exploration lease. The property located approximately 13 miles southeast of the town of Hawthorne,NV. On August 2, 2017, the Company entered into an exploration lease agreement (the “Lazy Claims Agreement”) with Tarsis Resources US Inc. (“Tarsis”), a Nevada corporation, to lease the Lazy Claims. The term of the Lazy Claims Agreement is ten years and is subject to extension for additional two consecutive 10-year terms. The property is subject to a 2% production royalty (the “Lazy Claims Royalty”) based on the gross returns from the production and sale of minerals from the Lazy Claims. The Lazy Property consists of 3 unpatented mineral claims (60 acres) administered by the Bureau of Land Management, located in Mineral County, one of Nevada’s historical highest-grade mining districts and adjacent to the Company’s 100% owned Loman Property. Mineralization on the property at the Lazy Man gold zone is a structurally controlled, intrusion-related gold mineralization partially hosted by flow-banded, altered rhyolite dikes and domes. Areas of strong vuggy silica alteration in both intrusive porphyritic rocks and volcanic agglomerates particularly in the footwall of the Lazy Man gold zone are present. The Lazy Property hosts the historic small scale past producing Lazy Man Mine. The Property is in close proximity to several past producing mines including Bodie, Aurora, Borealis, Pamlico, Evening Star, Mabel, Mindoro and Camp Douglas Mines.

The Loman Property. (Exploration Phase)

This property is 100% owned by us, located approximately 13 miles southeast of the town of Hawthorne,,NV. In December 2019 we purchased an 100% in 30 mining claims for a total of $10,395. The claims were acquired by the Company from a third-party. The Loman Property consists of 27 unpatented mineral claims (600 acres) administered by the Bureau of Land Management, located in Mineral County, within one of Nevada’s historical highest-grade mining districts. Mineralization at the property is intrusion related, with primary gold and copper mineralization associated with intrusion-related gold mineralization partially hosted by flow-banded, altered rhyolite dikes and domes. Areas of strong vuggy silica alteration in both intrusive porphyritic rocks and volcanic agglomerates are present on the property. A large area of barite and copper mineralization with intense bleaching is located on the eastern portion of the property. The Loman Property is located adjacent to New Range Gold Corp’s (TSX.V:NRG) Pamlico Gold Project and is also in close proximity to several past producing mines including Bodie, Aurora, Borealis, Pamlico, Evening Star, Mabel, Mindoro and Camp Douglas Mines.

Figure 3: The Loman Property, location

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The Swales Property (Exploration Phase)

This property is 100% controlled by us. On December 27, 2021, we entered into an exploration lease with option to purchase agreement (the “Agreement”) The Agreement gives us the exclusive rights to conduct exploration on the property for ten years, subject to the Company’s right to extend the Agreement for two additional terms of ten years each, and subject to the Company’s option to purchase the Swales Property. The Swales Property consists of 40 unpatented mining claims (800 acres) administered by the Bureau of Land Management covering approximately one square mile located within the Carlin Trend, in Elko County, Nevada. Geologically, the property is underlain by the ideal host rocks for a Carlin type gold deposit. These rocks have been intruded by Tertiary rocks identified as Monzonite porphyry to the west of the property with many prospects and historic mining throughout the property. The Carlin Trend, is one of the richest mining districts in the world, and home to some of the largest gold mines in the US. The property is approximately 13 miles northeast of Nevada Gold Mine’s Gold Quarry Mine and 16 miles east southeast of Nevada Gold Mine’s Goldstrike Mine, all of which are located along the gold rich Carlin Trend. There are currently eight producing gold mines within the Carlin Trend. Collectively, these mines have to date produced over 100 million ounces of gold (Nevada Bureau of Mines 2019) and still contain more than 21 million ounces of gold reserves (Nevada Gold Mines, LLC Carlin Complex 2020). The Swales Property has excellent year-round access and infrastructure within Elko County, one of what we believe is one of most pro-mining counties in the pro-mining states and highest-grade gold districts of Nevada. The Swales Property contains numerous historical workings consisting of prospects pits that dig along structures found throughout the property where outcrops are exposed. We believe we can increase our land position through friendly options of adjacent properties.

Figure 4: The Swales Property, location

Agai-Pah Project (Exploration Phase)

This property is also 100% controlled by us. On May 19, 2021, we entered into an exploration lease with option to purchase agreement (the “Agreement”) The Agreement gives us the exclusive rights to conduct exploration on the property for ten years, subject to the Company’s right to extend the Agreement for two additional terms of ten years each, and subject to the Company’s option to purchase the property. The Agai-Pah Property consists of 20 unpatented mining claims (400 acres) administered by the Bureau of Land Management located about 10 miles northeast of the town of Hawthorne, NV, within Mineral County, what we believe is one of the most pro-mining counties and highest-grade gold districts of Nevada. Geologically, the property is underlain by meta-volcanic rocks of the Permo-Triassic Excelsior Formation. The area is cross-cut by a large northwest to southeast structural trend, with the mineralization occurring along this trend and along skarn contacts. Mineralization occurs as hydrothermal alteration and veining along structures and along contacts with carbonate rocks. Silver, lead, copper and gold mineralization are found within clay altered shears, quartz veins and hornfeslic scarns. In the west central portion of the property, a quartz vein is exposed within a small open pit which exhibits visible chlorargyrite (AgCl). The property is within the Walker Lane shear zone, a 60-mile-wide structure corridor that hosts several past and presently producing mines. The property contains numerous historical workings consisting of underground workings with multi-level vertical shafts, several adits at different sub-levels, declines and a number of prospect pits. The Agai-Pah Property is a minimal modern-day exploration in the district with small scale high-grade production history of high grade gold, silver, copper, lead, zinc, barium and barite within the property.

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Figure 5: The Agai-Pah Property, location

Belshazzar Project (Exploration Phase)

This property is 100% controlled by us. On June 4, 2021, we entered into an exploration lease with option to purchase agreement (the “Agreement”) The Agreement gives us the exclusive rights to conduct exploration on the property for ten years, subject to the Company’s right to extend the Agreement for two additional terms of ten years each, and subject to the Company’s option to purchase the property. The Belshazzar Project consists of 10 unpatented mineral claims and 7 unpatented placer mineral claims (200 acres) administered by the Bureau of Land Management located about 25 miles north-northeast of Boise, ID, within the Quartzburg mining district, Boise County Idaho. Geologically the property is underlain by Cretaceous-age plutonic rocks of the Idaho Batholith. Stocks of platonic rocks of Eocene age, including diorite, quartz monzodiorite, hornblende-biotite granodiorite, gabbro and biotite granite have intruded into the Idaho Batholith. The Belshazzar property is situated at the ends of a northeast-striking, mineralized shear zone in Cretaceous biotite granodiorite of the Idaho Batholith. Three roughly parallel fissure veins have been identified within this shear zone, The Quartzburg mining district has produced over 2.8 million troy ounces of gold from placer and lode mines. The Belshazzar Project hosts the past producing Belshazzar mine. In recent years modern metal detecting of a historical waste rock dump has produced hundreds of wire gold specimens, ranging from microscopic in size to over 20 troy ounces. Total recent gold specimen production is estimated in excess of 800 ounces of gold. Approximately 3000 feet of historical underground workings consisting of several adits with sub-levels with connecting vertical shafts and milling facilities. Several high-grade specimen rocks have been reported from the history of the Belshazzar mine including a reported (in 1927) “nugget” which yielded 12 oz’s in gold equivalent.

Figure 6: The Belshazzar Property, location

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Our Business Model

Our business model is focused on managing and growing our portfolio of precious metals interests through the acquisition of additional royalties, streams and similar interests. We do not operate mines, develop projects or conduct exploration. We believe that the advantages of this business model include the following:

● Lower volatility through diversification. By investing in precious metals interests across a spectrum of geographies, we reduce our dependency on any one asset, project or location.

● Exploration upside with less risk. We have limited direct financial exposure to exploration, development, operating and sustaining capital expenditures typically associated with mining projects, while generally maintaining exposure to potential upside attributable to mine life extensions, operational expansions and exploration success associated with the assets underlying our interests. As our interests are non-operational, we are not required to satisfy cash calls to maintain our interests in such projects.

● Focus and scalability. As our management team and directors are not encumbered with making and implementing operational decisions and tasks associated with mining projects, they are free to focus on executing our growth strategy. We expect that this allow us to leverage our business model by establishing a larger and more diversified portfolio of precious metals interests than would be typical in an operating company.

Competitive Strengths

We believe that our competitive strengths include, among other things:

● Significant Resource Base with Meaningful Attributable Ounces. We believe that our significant resource base located mainly in mining friendly Nevada is a key competitive strength, as it provides us with the opportunity to experience success in the future, subject to the success of the properties underlying our royalty interests.

● Experienced Team with a Proven Track Record in Mining. Led by our Chief Executive Officer, Jeffrey Cocks, our management team, board of directors and advisory board have over 100 years of combined experience in the mining sector, including key expertise in exploration, development and operational areas, along with important capital markets acumen and extensive networks. We believe this enhances our ability to execute on opportunities and makes us an attractive partner to potential royalty and stream counterparties where our collective knowledge and experience could add value to their business. In addition, we believe our team’s collective experience and network provide us with many of the capabilities of much larger companies, while allowing us to maintain a lean cost structure and a strong entrepreneurial culture.

● Lean but Scalable Operating Structure. Our lean operating profile allows us to operate with a low-cost structure, while maintaining the flexibility to rapidly assess and respond to new investment opportunities. We intend to leverage external expertise when appropriate, which should give us the ability to expand our technical and geographic footprint well outside of our internal resources and maintain a high level of confidence that a comprehensive range of opportunities are evaluated to meet our objectives and long-term strategy.

● Positioned to Execute on our Growth-Oriented Strategy. The net proceeds of the Offering will provide us with total liquidity of $10-25 million, assuming the maximum amount is raised. This liquidity combined with our ability to issue shares as consideration for acquisitions, will allow us to pursue accretive acquisitions. Furthermore, we expect that our experienced management team and extensive relationships coupled with our strong technical skills and execution capabilities, will position us to source and pursue new growth opportunities across the asset spectrum.

● Diversified Royalty Portfolio and Growth Strategy. We hold royalty interests and rights ranging from 0.5% to 2.0% 2 pre-production gold properties covering 2 projects and five exploration phase properties.

Please refer to the Figures 1 through 6 in the Asset Overview Section for the general location of our royalty and property interests referred to herein.

The Palmetto Royalty (Exploration Phase)

On January 31, 2022, we purchased a 2% net smelter returns royalty (“NSR”) on the Palmetto Project for $350,000. The Palmetto Gold Project has a current initial NI 43-101 mineral resources summarized in the table below. The Palmetto property has been actively explored by several different companies (Newmont Gold, Phelps Dodge, Cambior Inc., Romarco Minerals) since the 1980’s. The current owner of the project is Smooth Rock Ventures Corp. (“Smooth Rock”) current has exploration and definition drill programs underway for resource expansion. There are several additional mineralized zones hosting significant mineralized grades within close proximity to the inferred resource zones. These zones have yet to be included in the current resource estimate due to drilling density and proximities. Smooth Rock has informed us that they see these areas having immediate potential to significantly add to the overall resource by increasing the drilling density between the mineralized zones. We are told that Smooth Rock’s geological team intends to increase and upgrade the category of the resource from inferred to measured and indicated. Smooth Rock estimates the potential exists for increasing to 1M ounces into the measured and indicated category. The Palmetto Project consists of 116 unpatented mining claims administered by the Bureau of Land Management, totaling 2,217 acres located in sections 7-9 & 17-21, T1S, R34E., MDM within Esmeralda County, Nevada, in the southern portion of the Walker Lane gold trend. The Project has excellent year-end access via State and County roads, including a power transmission line that passes the southern property boundary.

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Classification	Tones (000’s)	Au g/t	Ag g/t	Au Eq g/t	Au oz.	Ag oz.	Au Eq oz.
Inferred (Pit) 0.15 g/t Au Eq cut-off	9,397	0.93	6.38	1.04	281,581	1,926,652	314,950
Inferred (U/G) 2.0 g/t Au Eq cut-off	170	2.76	17.51	3.05	11,114	95,926	16,710
Total Inferred					296,695	2,022,578	331,668

The above inferred mineral resource was estimated using ordinary kriging. Pit shells were constrained using US$1,500/ounce gold price and US$2/tonne mining cost and US$5/tonnes processed (heap leach), 80% gold recovery and 52% silver recovery. The pit constrained resource estimation is at a 0.15 g/t gold cut-off and remaining underground resource estimation at a 2.0 g/t gold cut-off.

As of April 7, 2023, the total cost of the Palmetto Royalty was $350,000.

Olinghouse Royalty (Development and Exploration Phase)

In December 2021, we acquired an exclusive option to purchase a 1% NSR on the Olinghouse Project. Full consideration of the Agreement consists of the following: (i) an initial cash option payment of $200,000 upon execution of the definitive agreement. (paid) (ii) $2,000,000 which can be paid by Nevada Canyon to the Vendor in either cash, or (iii) 2,000,000 common shares. On December 23, 2022, the Company and Target agreed to extend the Olinghouse Purchase Option for an additional one-year term, expiring on December 17, 2023, for a one-time cash payment of $40,000. The Olinghouse Project is located in sections 2, 3, 9-11, 14-23 & 27-32 T.21N., R.22 & 23E., MDM, in Washoe County approximately 30 miles east of Reno, Nevada and consists of approximately 6000 acres of patented and unpatented claims. The property was operated by Alta Gold in the late 1990’s and completed a feasibility study in 1997. The Olinghouse Project hosts an historic geologic resource (Alta Gold Feasibility Study 1997) based on over 600 drills holes collared at 100 ft. centers. Nevada Canyon considers this historical estimate to be reliable and relevant, however a qualified person has not done sufficient work to classify the estimate as a current estimate of mineral resources, and therefore it is not treating this historic estimate as current compliant mineral resources. The Project has excellent year-end access via State roads, with existing infrastructures including a power and water lines, with all water rights. The project’s current owner, Lake Mountain Mining, LLC, is currently reviewing its financing plans for additional exploration, required permitting, economic studies and various capital expenditures towards a production re-start decision in the near future. A large portion of the Olinghouse Property remains relatively unexplored. The historical mineralized resource is open at depth and along strike. The project has excellent potential to increase the current gold resources in excess of 1M ounces.

As of April 7, 2023, the total cost of the Olinghouse Royalty was $240,000.

Exploration Properties

The Lazy Claims Property (Exploration Phase)

This property is 100% controlled by us under an exploration lease. The property is located in section 20, T.7N, R.32E MDM in Mineral County approximately 13 miles southeast of the town of Hawthorne,NV. On August 2, 2017, the Company entered into an exploration lease agreement (the “Lazy Claims Agreement”) with Tarsis Resources US Inc. (“Tarsis”), a Nevada corporation, to lease the Lazy Claims. The term of the Lazy Claims Agreement is ten years and is subject to extension for additional two consecutive 10-year terms. The property is subject to a 2% production royalty (the “Lazy Claims Royalty”) based on the gross returns from the production and sale of minerals from the Lazy Claims. The Lazy Property consists of 3 unpatented mineral claims (60 acres) administered by the Bureau of Land Management, located in Mineral County, one of Nevada’s historical highest-grade mining districts and adjacent to the Company’s 100% owned Loman Property. The Project has excellent year-end access via State roads, including a power transmission line that passes the western property boundary. Mineralization on the property at the Lazy Man gold zone is a structurally controlled, intrusion-related gold mineralization partially hosted by flow-banded, altered rhyolite dikes and domes. Areas of strong vuggy silica alteration in both intrusive porphyritic rocks and volcanic agglomerates particularly in the footwall of the Lazy Man gold zone are present. The Lazy Property hosts the historic small scale past producing Lazy Man Mine. Numerous exploration targets exist within the Property. In 2022, we plan to evaluate the Property’s known mineralized zones within the historical workings. The Property is in close proximity to several past producing mines including Bodie, Aurora, Borealis, Pamlico, Evening Star, Mabel, Mindoro and Camp Douglas Mines.

As of April 7, 2023, the total cost of the Lazy Claims Property was $Nil.

The Loman Property (Exploration Phase)

This property is 100% owned by us, located in sections 20-23 & 26-29 T.7N, R.32E MDM, within Mineral County approximately 13 miles southeast of the town of Hawthorne, NV. In December 2019 we purchased an 100% in 30 mining claims for a total of $10,395. The claims were acquired by the Company from a third-party. The Loman Property consists of 27 unpatented mineral claims (600 acres) administered by the Bureau of Land Management, located in Mineral County, within one of Nevada’s historical highest-grade mining districts. The Project has excellent year-end access via State roads, including a power transmission line that passes the western property boundary. Mineralization at the property is intrusion related, with primary gold and copper mineralization associated with intrusion-related gold mineralization partially hosted by flow-banded, altered rhyolite dikes and domes. Areas of strong vuggy silica alteration in both intrusive porphyritic rocks and volcanic agglomerates are present on the property. A large area of barite and copper mineralization with intense bleaching is located on the eastern portion of the property. Numerous exploration targets exist within the Property. In 2022, we plan to evaluate the Property’s known mineralized zones within the historical workings. The Loman Property is located adjacent to New Range Gold Corp’s (TSX.V:NRG) Pamlico Gold Project and is also in close proximity to several past producing mines including Bodie, Aurora, Borealis, Pamlico, Evening Star, Mabel, Mindoro and Camp Douglas Mines.

As of April 7, 2023, the total cost of the Loman Property was $10,395.

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The Swales Property (Exploration Phase)

This property is 100% controlled by us. On December 27, 2021, we entered into an exploration lease with option to purchase agreement (the “Agreement”) The Agreement gives us the exclusive rights to conduct exploration on the property for ten years, subject to the Company’s right to extend the Agreement for two additional terms of ten years each, and subject to the Company’s option to purchase the Swales Property. The Swales Property consists of 40 unpatented mining claims (800 acres) administered by the Bureau of Land Management covering approximately one square mile located in section 16, T.35N, R.53E., MDM within the Carlin Trend, in Elko County, Nevada. Geologically, the property is underlain by the ideal host rocks for a Carlin type gold deposit. These rocks have been intruded by Tertiary rocks identified as Monzonite porphyry to the west of the property with many prospects and historic mining throughout the property. Numerous exploration targets exist within the Property. In 2022 we intend to conduct an initial exploration program consisting of reconnaissance prospecting, geological mapping, surface trenching, sampling and relocating historical workings. The Carlin Trend, is one of the richest mining districts in the world, and home to some of the largest gold mines in the US. The property is approximately 13 miles northeast of Nevada Gold Mine’s Gold Quarry Mine and 16 miles east southeast of Nevada Gold Mine’s Goldstrike Mine, all of which are located along the gold rich Carlin Trend. There are currently eight producing gold mines within the Carlin Trend. Collectively, these mines have to date produced over 100 million ounces of gold (Nevada Bureau of Mines 2019) and still contain more than 21 million ounces of gold reserves (Nevada Gold Mines, LLC Carlin Complex 2020). The Swales Property has excellent year-round access and infrastructure within Elko County, one of what we believe is one of most pro-mining counties in the pro-mining states and highest-grade gold districts of Nevada. The Swales Property contains numerous historical workings consisting of prospects pits that dig along structures found throughout the property where outcrops are exposed. We believe we can increase our land position through friendly options of adjacent properties.

As of April 7, 2023, the total cost of the Swales Property was $40,000.

Agai-Pah Project (Exploration Phase)

This property is also 100% controlled by us. On May 19, 2021, we entered into an exploration lease with option to purchase agreement (the “Agreement”) The Agreement gives us the exclusive rights to conduct exploration on the property for ten years, subject to the Company’s right to extend the Agreement for two additional terms of ten years each, and subject to the Company’s option to purchase the property. The Agai-Pah Property consists of 20 unpatented mining claims (400 acres) administered by the Bureau of Land Management located in sections 2-3 & 10-11, T.10N, R.30E MDM about 10 miles northeast of the town of Hawthorne, NV, within Mineral County, what we believe is one of the most pro-mining counties and highest-grade gold districts of Nevada. The Project has year-end access via secondary gravel roads, including a power transmission line that passes within a few miles of the north-western property boundary. Geologically, the property is underlain by meta-volcanic rocks of the Permo-Triassic Excelsior Formation. The area is cross-cut by a large northwest to southeast structural trend, with the mineralization occurring along this trend and along skarn contacts. Mineralization occurs as hydrothermal alteration and veining along structures and along contacts with carbonate rocks. Silver, lead, copper and gold mineralization are found within clay altered shears, quartz veins and hornfeslic scarns. In the west central portion of the property, a quartz vein is exposed within a small open pit which exhibits visible chlorargyrite (AgCl). In 2022 we intend to conduct an initial exploration program consisting of reconnaissance prospecting, geological mapping, surface trenching, sampling, and relocating historical workings. The property is within the Walker Lane shear zone, a 60-mile-wide structure corridor that hosts several past and presently producing mines. The property contains numerous historical workings consisting of underground workings with multi-level vertical shafts, several adits at different sub-levels, declines and a number of prospect pits. The Agai-Pah Property has had minimal modern-day exploration in a district with historical small scale high-grade production of high-grade gold, silver, copper, lead, zinc, barium and barite within the property.

As of April 7, 2023, the total cost of the Agai-Pah Project was $40,000.

Belshazzar Project (Exploration Phase)

This property is 100% controlled by us. On June 4, 2021, we entered into an exploration lease with option to purchase agreement (the “Agreement”) The Agreement gives us the exclusive rights to conduct exploration on the property for ten years, subject to the Company’s right to extend the Agreement for two additional terms of ten years each, and subject to the Company’s option to purchase the property. The Belshazzar Project consists of 10 unpatented mineral claims and 7 unpatented placer mineral claims (200 acres) administered by the Bureau of Land Management located in sections 17&18, T.7N, R.4E MDM about 25 miles north-northeast of Boise, ID, within the Quartzburg mining district, Boise County Idaho. Geologically the property is underlain by Cretaceous-age plutonic rocks of the Idaho Batholith. Stocks of platonic rocks of Eocene age, including diorite, quartz monzodiorite, hornblende-biotite granodiorite, gabbro and biotite granite have intruded into the Idaho Batholith. The Belshazzar property is situated at the ends of a northeast-striking, mineralized shear zone in Cretaceous biotite granodiorite of the Idaho Batholith. Three roughly parallel fissure veins have been identified within this shear zone, Numerous exploration targets exist within the Property. In 2022 we intend to conduct an initial exploration program consisting of reconnaissance prospecting, geological mapping, surface trenching, sampling and relocating historical workings. The Quartzburg mining district has produced over 2.8 million troy ounces of gold from placer and lode mines. The Belshazzar Project hosts the past producing Belshazzar mine. In recent years modern metal detecting of a historical waste rock dump has produced hundreds of wire gold specimens, ranging from microscopic in size to over 20 troy ounces. Total recent gold specimen production is estimated in excess of 800 ounces of gold. Approximately 3000 feet of historical underground workings consisting of several adits with sub-levels with connecting vertical shafts and milling facilities. Several high-grade specimen rocks have been reported from the history of the Belshazzar mine including a reported (in 1927) “nugget” which yielded 12 oz’s in gold equivalent.

As of April 7, 2023, the total cost of the Belshazzar Project was $40,000.

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Our Evaluation Process

Upon completion of the Offering, we plan to aggressively pursue additional royalty and stream transactions, targeting near-term production and complementary development and exploration projects worldwide. We believe we offer potential counterparties added value, by virtue of, among other things, our:

●	Ability to provide non-dilutive financing for project development;

●	Capital markets presence, which provides counterparties with expanded visibility;

●	Ability to leverage the experience of our team to offer market and development insights to the management and boards of counterparties; and

●	Due diligence and selection process, which provides a potential third-party endorsement to the projects underlying our precious metals interests.

In evaluating potential transactions, we intend to utilize a disciplined approach to manage our fiscal profile. We expect to maintain low overhead costs by operating with a small but highly experienced team and calling upon third-party resources to supplement our skill set if required, thereby maintaining a high degree of flexibility in our cost structure. We believe this strategy will help to ensure that our business model is scalable and should allow us to seek new growth opportunities in a cost effective and value enhancing manner. We also seek to partner with operators who are committed to leading responsible mining, environmental, social and governance practices, including through their participation in transparent reporting initiatives.

We believe our core team has the experience and capability to provide creative solutions to prospective partners thereby enhancing our ability to acquire attractive growth assets, whether in a competitive auction process or as a result of bilateral discussions.

We believe that the extensive contacts within the mining industry of our collective management team, advisory board and board of directors give us enhanced access to a meaningful number of potential investment opportunities. These opportunities include identifying and acquiring existing royalties or streams from operating companies who deem these assets to be non-core to their operating philosophy or where there is potential for the operating company to highlight value for hidden assets. Furthermore, we engage with operating companies that are seeking to raise capital by selling a royalty or stream on one or more underlying asset.

Our focus is on seeking accretive precious metals assets that we believe will enhance our overall portfolio and increase our net asset value per share. Once a potential opportunity is identified, we seek to employ a disciplined approach to evaluating it and assessing whether such opportunity aligns with our strategic growth plans. As part of our evaluation process, we have, and intend to continue to, prioritize ensuring that appropriate due diligence is completed. We also rely on our own internal data and the extensive knowledge base and experience of our management team, advisory board and board of directors. Where we believe it is appropriate, we may engage the services of third-party experts to assist in our due diligence and evaluation process.

Acquisition opportunities are initially screened through a process involving an assessment of the technical merits and risks of the underlying asset, and a financial analysis that includes potential acquisition terms. If the initial screening indicates that further evaluation is warranted, then a more fulsome due diligence review is conducted. Such process may include, among other things, site visits and legal and technical due diligence. If a decision is made by management to proceed with a proposed acquisition, the transaction is then presented to our board of directors for final review and approval. Certain of the factors that our board of directors and management may evaluate in assessing proposed opportunities include the following:

●	Project resources and/or reserves;

●	Estimated life of mine including the potential for mine expansions and/or mine life extensions;

●	Exploration potential and resource expansion;

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●	Identification and evaluation of relevant operational and technical risks;

●	Historical and forecasted operational data;

●	Project location, including jurisdiction-specific considerations such as mining regulations, history of mining regulations, history of mining related activities and permitting requirements;

●	Environmental, social and governance considerations regarding the operator and the project;

●	Project capital requirements;

●	Project stage and development timeline;

●	Transaction structure considerations;

●	Operational and financial track records of potential counterparties and their ability to develop and operate underlying precious metals projects;

●	Tax planning and transaction tax considerations; and

●	Ability to generate value enhancing returns.

Recent Developments

The following are key developments in our business:

● On May 19, 2021, the Company entered into an Exploration Lease with Option to Purchase Agreement with MSM Resource, LLC on the Agai-Pah Property, consisting of twenty unpatented mining claims totaling 400 acres, located in Mineral County, Nevada, about 10 miles northeast of the town of Hawthorne, NV. The term of the Agreement began on May 19, 2021, and continues for ten (10) years, subject to the Company right to extend the Agreement for two (2) additional terms of ten (10) years each, and subject to the Company’s option to purchase the Property.

● On June 4, 2021, the Company entered into an Exploration lease with Belshazzar Holdings, LLC on the Belshazzar Property, consisting of 10 unpatented lode mining claims and 7 unpatented placer mineral claims totaling 200 acres, within Quartzburg mining district, in Boise County, Idaho. The term of the Agreement commences on June 4, 2021, and continues for ten (10) years, subject to the Company’s right to extend the Agreement for two (2) additional terms of ten (10) years each, and subject to the Company’s option to purchase the Property.

● On December 15, 2021, the Company incorporated two subsidiaries, Nevada Canyon LLC and Canyon Carbon LLC. Both subsidiaries were incorporated under the laws of the state of Nevada.

● On December 17, 2021, through its wholly owned subsidiary, Nevada Canyon LLC, entered into an Option to Purchase Agreement with Target Minerals, Inc., to acquire 100% interest of Target’ 1% production royalty on the Olinghouse Project, located in the Olinghouse Mining District, Washoe County, Nevada. Nevada Canyon has the exclusive right and option (the “Purchase Option”), exercisable at any time during the Option Period, at its sole discretion, to acquire 100% of a production royalty in the amount of (1%) of the net smelter returns on all minerals and products produced from certain properties comprising the Olinghouse Project. The term of the Purchase Option shall be the later of one (1) year, or sixty (60) days after the date on which NCG delivers to Target a written notice to exercise the Option, subject to further extension if Target’s conditions to closing are fully satisfied or otherwise waived by the Optionee.

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● On December 27, 2021, the Company entered into an Exploration Lease with Option to Purchase Agreement with W. Wright Parks III on the Swales Property, consisting of 40 unpatented lode mining claims totaling 800 acres, within Swales Mountain Mining District in Elko County, Nevada. The term of the Agreement commences on December 27, 2021, and continues for ten (10) years, subject to the Company’s right to extend the Agreement for two (2) additional terms of ten (10) years each, and subject to the Company’s option to purchase the Property.

● On January 27, 2022, the Company, through its wholly owned subsidiary, Nevada Canyon LLC, entered into a Royalty Purchase Agreement with Smooth Rock Ventures LLC, a wholly owned subsidiary of Smooth Rock Ventures Corp., to acquire a 2% net smelter returns royalty on the Palmetto Project, located in Esmerelda County, Nevada. To acquire the 2% royalty on the Palmetto Project, the Company agreed to and did pay Smooth Rock a one-time cash payment of USD $350,000.

● On February 24, 2022, the Company announced the formation of its wholly owned subsidiary, Canyon Carbon, LLC. In conjunction with Warms Springs Consulting, LLC a US-based Certified B Corp, Canyon Carbon will evaluate and analyze various carbon credit royalties and potential carbon streaming investments in carbon offset projects in the Western US with an emphasis on Nevada.

●On December 23, 2022, the Company and Target agreed to extend the Olinghouse Purchase Option for an additional one-year term, expiring on December 17, 2023, for a one-time cash payment of $40,000.

Summary Risk Factors

Investing in our securities is speculative and involves substantial risk. You should carefully consider all of the information in this Offering Circular prior to investing in our securities. There are numerous risk factors related to our business that are described under “Risk Factors” and elsewhere in this Offering Circular. These risks could materially and adversely impact our business, results of operations, financial condition and future prospects, which could cause the trading price of our securities to decline and could result in a loss of your investment. Among these important risks are the following:

●	We own passive interests in mining properties, and it is difficult or impossible for us to ensure properties are developed or operated in our best interest;

●	None of our royalty and other interests are on producing properties and these and any future royalty, streaming or similar interests we acquire, particularly on development stage properties, are subject to the risk that they may never achieve production;

●	We have limited or no access to data or the operations underlying our royalty and other interests;

●	We are subject to many of the risks faced by the owners and operators of our royalty and other interests;

●	We may enter into acquisitions or other material transactions at any time;

●	The volatility in gold and other commodity prices may have an adverse impact on the value of our royalty interests;

●	Our future growth is to large extent dependent on our acquisition strategy;

●	Estimates of Mineral Resources on the projects in which we have royalty interests are subject to significant revision;

●	Impacts of COVID-19;

●	Counterparty risks relating to our royalty interests;

●	Federal, state and foreign legislation governing us or the operators; and

●	Changes in management and key employees.

As a result of these risks and other risks described under “Risk Factors,” there is no guarantee that we will experience growth or profitability in the future.

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MANAGEMENT

Name	Position	Age	Date Appointed to Current Position
Jeffrey Cocks	Chief Executive Officer and Director	60	February 2014
Allan Day	Chief Operating Officer and Director	58	November 2021
Robert List	Director	86	November 2021
Ryan McMillan	Vice President of Operations	38	March 2023

Jeffrey A. Cocks, CEO and Director

Jeff is a well-seasoned venture capitalist who has founded or assisted with numerous public companies, Initial Public Offerings, Reverse Takeovers and corporate restructures. Jeff has an extensive financial, operational and administrative background, having over thirty years’ experience with various sector start-ups and natural resource companies. Jeff has managed numerous multi-million-dollar exploration programs throughout the world for natural resource companies. He serves and has served as a Director & Officer for several public companies both in the United States and Canada. Jeff has a degree from Simon Frasier University in its Securities Program.

Alan R. Day, COO and Director

Alan has over 30 years of exploration and mining experience with a focus on precious metals, copper and nickel. Alan has held senior project management roles in exploration and mining programs within Nevada, Utah, Idaho, California, Alaska and Mexico. Alan has extensive experience in property acquisitions and divestures, considered one of the top mineral property landman in the State of Nevada. Alan’s company, Mineral Exploration Services, Ltd., was formed in 1998 to serve the mining industry in property acquisitions and divestures, claim locating, complete exploration services, including geological consulting and project management. Mineral Exploration Services, Ltd., operates primarily in the western United States and includes clients: Newmont Mining, Barrick Gold, Anglo American, Meridian Gold, Yamana Resources, Midway Gold and many other public and private mining companies throughout the world. Alan received a B.S. in Geology and a B.A. in Spanish from the University of Utah.

Robert F. List, Director

Gov. List served as the 24th Governor (Gov.) of Nevada from 1979 to 1983. Gov. List brings a wealth of knowledge, experience and longstanding relationships to the Company. Prior to being elected Governor, Gov. List served as District Attorney of Carson City and for eight years as Attorney General for the State of Nevada. He was Chairman of both the Western Governors Association and the Conference of Western Attorney General. Gov. List has served as a Presidential or Cabinet Member appointee to governing, advisory boards and commissions under Presidents Nixon, Ford, Carter, Regan and both Bush Administrations. Gov. List is the Republican National Committeeman for Nevada and Chairman of the RNC Budget Committee. Gov. List serves on several board of directors including Keystone Corporation and Nevada Taxpayers Association. Gov. List received his B.S. form Utah State University and his Juris Doctor and Doctor of Law degrees from Hastings College of Law and the University of California.

Mr. Ryan McMillan, Vice President of Operations

Mr. McMillan was appointed our Vice President of Operations on March 1, 2023. Since August 2012, Mr. McMillan has served as a private consultant engaged in business structuring, advising on multi-national corporate mergers, acquisitions, corporate finance and restructuring (debt workouts, debt-equity swaps and capital restructuring), recapitalization (arranging new debt and equity financing) and creating exit strategies—primarily utilizing traditional IPO’s and Alternative Public Offerings. Prior thereto from September 2011 to July 2012, Mr. McMillan worked as Director of Business Development for a private company based in Los Angeles, CA where he was responsible for financial model design, attracting new customers in both new and existing market places, and M&A transactions. In 2007, Mr. McMillan joined a San Diego-based private equity firm engaged in $1 to 3 million seed financing for non-industry specific startups, as an Associate in the company’s Capital Market’s Division. Mr. McMillan’s primary duties involved identifying and interacting with the emerging companies that partnered with the firm, investor relations, which included raising new forms of private capital and developing advisory leads. Mr. McMillan attended University of Arizona where he studied Regional Development with an emphasis in Business.

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Executive Compensation

For the fiscal years ended December 31, 2021 and 2022, we compensated our three highest-paid directors and executive officers as follows:

Name and Position		Cash compensation	Other Compensation(1)	Total Compensation
Jeffrey Cocks, CEO	2021	$Nil	$Nil	$Nil
	2022	$20,000	$330,039	$350,039
Allan Day, COO	2021	$Nil	$Nil	$Nil
	2022	$Nil	$493,824	$493,824
Robert List, Director	2021	$Nil	$Nil	$Nil
	2022	$Nil	$164,608	$164,608

(1) Other compensation comprises the stock-based compensation we recorded on the 6,005,000 par-value shares that we sold to our three directors on December 30, 2021. On March 18, 2022, the Company’s directors entered into a 3-year lock-up agreements (the “Lock-up Agreements”), whereby the shares sold to them vest on an annual basis over a three-year term based on their performance. The stock-based compensation as at June 30, 2022, was associated with the vested shares and was calculated at $0.4938 per share, the fair market value of our common stock on the date of the Lock-up Agreements.

Other than as set out above, no other compensation was paid to our executive officers or directors in their capacities as officers and/or directors.

The following shows the amounts we expect to pay our officers during the twelve months ended December 31, 2023, and the amount of time these persons expect to devote to our business:

Name and Position	Projected Compensation(1)	Percent of time to be devoted to the Company’s Business
Jeffrey Cocks, CEO	$330,039	60%
Allan Day, COO	$493,824	60%
Robert List, Director	$164,608	35%

(1) Projected compensation is comprised of the stock-based compensation on the vested portion of 6,005,000 par-value shares that we sold to our three directors on December 30, 2021. We do not expect to pay any additional cash compensation to our officers and directors during our fiscal year ended December 31, 2022.

The Company anticipates that at some point, when appropriate, it will establish a Stock Incentive Plan with reserves of 5,000,000 shares of common stock for issuance under the plan. As of the date of this Offering Circular the Company has not established a Stock Incentive Plan and therefore no option or shares have been granted pursuant to any such plan.

Transactions with Related Parties

During the year ended December 31, 2021, the following officers, directors, and related parties purchased shares of our common stock as set forth below:

Subscriber	Issue Date	Shares	Price Paid	$ / share
Jeffrey Cocks	12/30/21	2,005,000	200.50	$0.0001
Allan Day	12/30/21	3,000,000	300.00	$0.0001
Robert List	12/30/21	1,000,000	100.00	$0.0001

On December 30, 2021, the Company issued a total of 6,005,000 shares of common stock to the Company’s directors (the “Director Shares”). The Director Shares were issued at par value for a total consideration of $601. In addition to the regular restrictive legend, the release of the Director Shares is subject to the terms and conditions included in a 3-year lock-up and vesting agreement, dated for reference March 18, 2022, which contemplates that the Director Shares are to be issued in equal annual installments over a 3-year term, during which term the shareholders agreed not to sell, directly or indirectly, or enter into any other transactions involving the Company’s common shares.

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The Company analyzed the issuance of the Director Shares pursuant to the guidance available in ASC 718, Compensation—Stock Compensation. Based on the guidance, the Company determined that the directors are nonemployees of the Company, however, since they were appointed to the board positions that are expected to be filled by another person whom the shareholders will elect when the current term expires, and the Directors are not expected to provide any additional services, the Director Shares must be accounted for in the same manner as an award granted to an employee. Therefore, the Director Shares were valued at the fair market value and stock-based compensation will be recorded as the services are provided over a vesting period of 3 years. The Company determined the fair market value of the shares to be $0.4938 per share, the grant date to be March 18, 2022, the date the Lock-up Agreements were agreed to by the board of directors and the beneficiaries, and the service period commencing on March 18, 2022.

During the year ended December 31, 2022, the Company recorded the following stock-based compensation:

Name	Stock-based Compensation
Jeffrey Cocks, CEO	$330,039
Allan Day, Director	$493,824
Robert List, Director	$164,608

PRINCIPAL SHAREHOLDERS

The following table shows, as of the date of this Offering Circular, the voting securities of the Company that are owned by the Company’s executive officers and directors, and other persons holding more than 5% of any class of the Company’s voting securities or having the right to acquire those securities.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of the Company at 316 California Ave, Suite 543, Reno, NV 89509.

Name and Address of Beneficial Owner	Shares owned	Percent of class
Jeffrey Cocks (1)	3,000,000	27.1%
Allan Day	3,000,000	27.1%
Robert List (2)	1,000,000	9.0%
All officers and directors as a group (3 persons)	7,000,000	64.0%

(1)	2,005,000 shares listed as beneficially owned by Jeffrey Cocks were issued in the name of 071663 BC Ltd., a company managed by Mr. Cocks.
(2)	The Shares were issued in the name of List Family Trust Dated May 26, 2004, managed by Mr. List.

PLAN OF DISTRIBUTION

The Company is offering up to 12,500,000 units (the “Units”) on a “best efforts” basis at a cash price of $0.80 USD per Unit. Each Unit is comprised of one share of common stock (a “Common Share”), and one Common share purchase warrant (a “Warrant”). Each Warrant allows the holder to purchase one additional Common Share (a “Warrant Share”) at an exercise price of $1.20 USD per Warrant Share, subject to certain adjustments, over a 24-month exercises period following the date of issuance of the Warrant. The Units will not be issued or certificated. Instead, the Common Shares and the Warrants underlying the Units will be issued separately although they will have been purchased together in this Offering. The Common Shares and Warrants will be separately transferable.

The Units are being offered in the United States pursuant to Regulation A under the Securities Act and in jurisdictions outside the United States on a basis which does not require qualification or registration of such securities. There is no minimum offering amount; however, the minimum investment for each investor is $1,000.00, or 1,250 Units. Potential investors should be aware that there can be no assurance that any other funds will be invested in this Offering other than their own funds.

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We plan to market the securities in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular and other materials on an online investment platform.

The Offering will terminate at the earliest of: (1) the date at which all Units offered are sold, (2) the date which is one year from the date this Offering is qualified by the SEC, or (3) the date at which the Offering is earlier terminated by us in our sole discretion.

The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company. There also may be just one closing. We are offering our Units in all states.

We reserve the right offer the Units through broker-dealers who are registered with FINRA.

The Company has engaged Digital Offering, LLC (“Digital Offering”), a Delaware limited liability company and broker-dealer registered with the SEC and a member of FINRA, to provide broker-dealer coverage in all 50 states in connection with this Offering. Digital Offering’s services include the review of investor information as well as the review of subscription agreements. As compensation for these services, the Company has agreed to pay Digital Offering a one-time setup fee in the amount of $15,000 (detailed below), plus a 1% cash commission on the aggregate amount raised by the Company and Digital Offering. More specifically, Digital Offering shall perform the following administrative and technology related functions in connection with this Offering, but not for underwriting or placement agent services:

● Review each investors subscription agreement to confirm such investors participation in the Offering and provide determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation.

As compensation to Digital Offering for its services hereunder, the Company has agreed to pay Digital Offering a cash agent fee (the “Agent Fee”) equal to 1% of the gross proceeds of the Offering. In addition, the Company will issue to Digital Offering the warrants (the “Agent Warrants”) to purchase 1% of the common shares sold in this Offering. The Agent Warrants will have an exercise price of $1.20 and will expire five years after they are issued. The Agent Warrants will contain customary terms and conditions, including without limitation, provisions for cashless exercise and the Agent Warrants will be registered under the Offering Statement for the Offering. Pursuant to FINRA Rule 5110(e)(1), these Agent Warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days beginning on the date of commencement of sales of the public equity offering, except as provided in paragraph 5110(e)(2). In addition, the Company has paid Digital Offering a one-time set up fee of $15,000 to cover reasonable expenses actually anticipated to be incurred by Digital Offering, such as, among other things, preparing all necessary FINRA filings. These Agent Warrants are not exercisable after five years from the commencement of sales of the offering; do not have more than one demand registration right; do not have a demand registration right with a duration of more than five years from the commencement of sales of the offering; do not have piggyback rights; do not contain anti-dilution terms; and do not contain anti-dilution rights that would allow the warrant holder to receive or accrue cash dividends prior to the exercise of the warrant.

The Company estimates that total fees due to pay Digital Offering would be $115,000 for a fully subscribed Offering.

We entered into an engagement agreement with Equifund LLC, (“Equifund”) pursuant to which we will pay Equifund a one-time startup fee of $20,000 for its services in hosting the Offering on its platform. Further, we will pay Equifund a technology and administration fee of $50 per investor when each investor deposits funds into the escrow account maintained for the Offering. The aforementioned fees are due to Equifund regardless of the success of the Offering.

In consideration for such fees, Equifund will be providing the following services:

● Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks;

● Contact and/or notify the potential investor, if needed, to gather additional information or clarification to complete the subscription; and

● Coordinate with the Company’s counsel, escrow agent and third-party service providers to ensure adequate review and compliance.

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Equifund shall not provide any investment advice or any investment recommendations to any investor. Equifund does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform.

This Offering Circular will be available to prospective investors in this Offering at www.Equifund.com

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Process of Subscribing

If you decide to subscribe for the common stock in this Offering, you should complete the following steps:

1.	Go to www.Equifund.com/nevadacanyongold, click the “Invest Now” button
2.	Complete the online investment form.
3.	Deliver funds directly by check, wire, credit card, or electronic funds transfer via ACH to the specified account.
4.	Once funds or documentation are received an automated AML check will be performed to verify the identify and status of the investor.
5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement.

Interested investors will be required to complete a subscription agreement in order to invest. The subscription agreement is available at www.Equifund.com/nevadacanyongold. The subscription agreement must be delivered to us or through Equifund.com and the investor may transfer funds for the subscribed amount in accordance with the instructions stated in the subscription agreement.

Any potential investor will have ample time to review the subscription agreement with their counsel prior to making any final investment decision. Digital Offering will review all subscription agreements completed by the investor.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Digital Offering will have up to three days to ensure all the documentation is complete. Digital Offering will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

The funds tendered by potential investors will be held in a separate bank account maintained by Enterprise Bank & Trust, as escrow agent. The proceeds collected will be disbursed to us and the Units will be issued electronically to investors.

The investor may remit payment for shares via ACH, Wire, or by mail via check/money order. All funds tendered by investors will be deposited into an escrow account with the Escrow Agent for the benefit of the Company. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent.

Please be advised that different payment methods take different amounts of time to clear.

●	Wires – 24 hours (one business day) following receipt of funds;

●	Checks – 10 days following deposit of funds to the Escrow Agent;

●	ACH – 10 days following receipt of funds; and

●	Credit and Debit Cards – 24 hours (one business day) following receipt of funds.

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The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests, in the event an investor fails to provide requested follow up information to complete potential background checks or fails background checks, and in the event the offering is oversubscribed in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, there is no maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest.

All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, a non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth. For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in this Offering.

In order to purchase the shares in this Offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

Pricing of the Offering

The initial Offering price of the Units has been determined by our board of directors in its sole discretion without the input of an investment bank or other third party. The principal factors considered in determining the price of the Units were:

●	The information set forth in this Offering Circular;

●	Our current price per share as quoted on the OTC Markets;

●	Our history and prospects and the history of an prospects for the industry in which we compete;

●	Our past and present financial performance;

●	Our prospects for future earnings and the present state of our development;

●	The general condition of the securities markets at the time of this Offering;

●	The recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	Other factors deemed relevant by the Company.

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Investment Limitations

If you are not an accredited investor, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.

Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A of the Securities and Exchange Commission.

The only investor exempt from this 10% limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act. If you meet one of the following tests you should qualify as an accredited investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares of our common stock in the Offering;

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of shares of our common stock in the offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

(ix)	You are an investment professional in good standing holding the general securities representative license (Series 7), the investment adviser representative license (Series 65), or the private securities offerings representative license (Series 82).

(x)	You are a “family client” of a “family office” that qualifies as an accredited investor.

(xi)	Where the investment is through a private fund, you are a “knowledgeable employee” of the fund.

(xii)	You are an investment adviser (SEC or state registered or exempt reporting adviser).

(xiii)	You are a SEC registered broker-dealer.

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Digital Offering has not investigated the desirability or advisability of investment in the Units nor approved, endorsed or passed upon the merits of purchasing the Units. Digital Offering is not participating as an underwriter and under no circumstance will it solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Digital Offering is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Digital Offering’s anticipated limited involvement in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Digital Offering in this Offering as any basis for a belief that it has done extensive due diligence. Digital Offering does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular. All inquiries regarding this Offering should be made directly to the Company.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue the subscribed Units to the investor. The Transfer Agent will notify an investor when the Units are ready to be issued or transferred and the Transfer Agent has set up an account for the investor.

Escrow Agent

Following qualification, the Company will enter into an Escrow Services Agreement with Enterprise Bank & Trust. (the “Escrow Agent”). Investor funds will be held in an account by the Escrow Agent pending closing or termination of the Offering. While funds are held in the escrow account and prior to a closing of the sales of shares in bona fide transactions that are fully paid and cleared, (i) the escrow account and escrowed funds will be held for the benefit of the investors, (ii) neither the Company nor any selling security holder is entitled to any funds received into the escrow account, and (iii) no amounts deposited into the escrow account shall become the property of the Company, or any other entity, or be subject to any debts, liens or encumbrances of any kind of the Company or any other entity. No interest shall be paid on balances in the escrow account.

The Company will pay Escrow Agent the following fees for its services under the Escrow Services Agreement:

●	$500 for escrow account opening
●	$500 per month escrow account fee for so long as the offering is being conducted
●	Fee of $200 per disbursement from the escrow account
●	Credit Card transaction processing fee of 3.8%
●	ACH transaction processing fee of 1.25%
●	Check transaction processing fee of $10
●	Wire transaction processing fee of $15 for domestic and $20 for international
●	Escrow ends fee of $200
●	Escrow extension fee of $250

Provisions in Our Subscription Agreement

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they have against the Company arising out of or relating to the subscription agreement. By signing the subscription agreement, the investor warrants that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation, or provision of the subscription agreement serves as a waiver by us, or by any investor, of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

DESCRIPTION OF SECURITIES

We are offering up to 12,500,000 Units at a price of $0.80 USD per unit. Each Unit is comprised of one share of common stock, and Common Share purchase warrant.

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Common Stock

We are authorized to issue 100,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Most holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Warrants

Each Warrant allows the holder to purchase one additional Common Share (a “Warrant Share”) at an exercise price of $1.20 USD per Warrant Share, subject to certain adjustments, over a 24-month exercise period following the date of the issuance of the Warrant.

Other provisions of the Warrants:

1.	Unless exercised within the time provided for exercise, the warrants will automatically expire

2.	The exercise price of the warrants may not be increased during the term of the warrants, but the exercise price may be decreased at the discretion of the Company’s Board of Directors by giving each warrant holder notice of such decrease. The exercise period for the warrants may be extended by the Company’s Board of Directors giving notice of such extension to each warrant holder of record.

3.	There is no minimum number of shares which must be purchased upon the exercise of the warrants.

4.	The exercise price of the warrants, as well as the shares issuable upon the exercise of the warrants, will be proportionately adjusted in the event of any stock split, stock dividend, reclassification, capital reorganization or merger.

5.	The holders of the warrants have no voting power and are not entitled to dividends. In the event of the liquidation or dissolution of the Company, holders of the warrants will not be entitled to participate in the distribution of the Company’s assets.

Preferred Stock

The Company’s Articles of Incorporation currently authorize the issuance of 10,000,000 shares of preferred stock. The Company’s directors have the power to issue shares without shareholder approval, and such shares can be issued with such rights, preferences, and limitations as may be determined by the Company’s board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future.

Although the Company presently has no commitments or contracts to issue any shares of preferred stock, authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of the Company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of the Company’s stock.

Transfer Agent

The Company’s Transfer Agent is Globex Transfer, LLC located at 780 Deltona Blvd. Suite 202, Deltona, FL 32725. Globex’s telephone number is (813) 344-4490.

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INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee or agent found liable for misconduct or negligence in performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an Offering Statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits filed therewith. For further information with respect to us and our common stock, please see the Offering Statement and the exhibits filed with the Offering Statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The Offering Statement, including its exhibits, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington D.C. 20549, and copies of all or any part of the Offering Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The Offering Statement may also be reviewed at the website maintained by the SEC: www.sec.gov

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
1.1	Placement Agent Agreement*
2.1	Certificate of Correction to Articles of Incorporation (1)
2.2	Certificate of Amendment to Articles of Incorporation (2)
2.3	Bylaws (1)
3.01	Convertible Note Agreement (3)
3.02	Subscription Agreement (3)
3.03	Share Cancellations and Releases tendered by Mr. Michael Levine and BCIM management, LLC (Ron Tattum) dated December 30, 2021 (4)
3.04	Form of a lock-up agreement between the Company and certain Subscribers dated December 30, 2021 (4)
3.05	Form of a vesting and lock-up agreement between the Company and certain Subscribers with an effective date of December 30, 2021 (5)
4.01	Form of Subscription Agreement*
4.02	Form of Warrant to be issued in the Offering**
6.01	Exploration Lease Agreement, dated August 2, 2017 (6)
6.02	Exploration Lease with Option to Purchase Agreement, dated May 19, 2021 (7)
6.03	Exploration Lease with Option to Purchase Agreement, dated June 4, 2021 (8)
6.04	Royalty Option to Purchase Agreement, dated December 17, 2021 (9)
6.05	Exploration Lease with Option to Purchase Agreement, dated December 27, 2021 (10)
6.06	Royalty Purchase Agreement, dated January 27, 2022(11)
6.07	Form of a vesting and lock-up agreement between the Company and certain Subscribers with an effective date of December 30, 2021 (12)
6.08	Consulting Agreement, dated February 24, 2023, by and between Nevada Canyon Gold Corp. and Ryan McMillan (13)
6.09	Consulting Agreement, dated February 24, 2023, by and between Nevada Canyon Gold Corp. and RNR Enterprises (13)
6.10	Consulting Agreement, dated February 24, 2023, by and between Nevada Canyon Gold Corp. and Little Hill Holdings LLC (13)
11.1	Consent of Dale Matheson Carr-Hilton Labonte LLP, Independent Registered Public Accounting Firm*
12.1	Opinion of Janus Capital Law Group to the Company*

(1)	Incorporated by reference herein from the Form S-1 filed by the Company on May 19, 2014.
(2)	Incorporated by reference herein from the Form 10-K filed by the Company on March 15, 2016.
(3)	Incorporated by reference herein from the Form 8-K filed by the Company on September 13, 2021.
(4)	Incorporated by reference herein from the Form 8-K filed by the Company on December 30, 2021.
(5)	Incorporated by reference herein from the Form 8-K/A filed by the Company on March 25, 2022.
(6)	Incorporated by reference herein from the Form 8-K filed by the Company on August 7, 2017.
(7)	Incorporated by reference herein from the Form 8-K filed by the Company on May 19, 2021.
(8)	Incorporated by reference herein from the Form 8-K filed by the Company on June 7, 2021.
(9)	Incorporated by reference herein from the Form 8-K filed by the Company on December 21, 2021.
(10)	Incorporated by reference herein from the Form 8-K filed by the Company on December 28, 2021.
(11)	Incorporated by reference herein from the Form 8-K filed by the Company on February 1, 2022.
(12)	Incorporated by reference herein from the Form 8-K/A filed by the Company on March 25, 2022.
(13)	Incorporated by reference herein from the Form 8-K filed by the Company on February 27, 2023.
*	Filed herewith.
**	Previously filed

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NEVADA CANYON GOLD CORP.

April 7, 2023	/s/ Jeffrey A. Cocks
Jeffrey A. Cocks Chairman and Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Accounting Officer)

In accordance with the Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

April 7, 2023	/s/ Jeffrey A. Cocks
Jeffrey A. Cocks Chairman and Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Accounting Officer) and Director

April 7, 2023	/s/ Alan Day
Alan Day Director

April 7, 2023	/s/ Robert F. List
Robert F. List Director

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FINANCIAL STATEMENTS

NEVADA CANYON GOLD CORP.

FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

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Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Nevada Canyon Gold Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nevada Canyon Gold Corp. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has limited liquidity and has not completed its efforts to establish a source of revenue sufficient to cover operating costs over an extended period of time. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-1

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Critical Audit Matter	How the Matter was Addressed in the Audit
Assessment of Mineral property interests for potential impairment indicators	The primary procedures we performed to address this critical audit matter included:

As described in Note 2 to the financial statements, management reviews and evaluates the net carrying value of mineral property interests for impairment upon the occurrence of events or changes in circumstances that indicate that the related carrying amounts may not be recoverable. If deemed necessary based on this review and evaluation, management performs a test for impairment.	●	Evaluation of the Company’s identification of significant events or changes in circumstances that have occurred indicating the underlying mineral property interests may not be recoverable by performing an independent assessment.
	●	Discussion with management of future business plans for the mineral property interests

In its review and evaluation, management determined that there were no indicators that the carrying amount of mineral property interests, which has a carrying value of $720,395 as of December 31, 2022, may not be recoverable.	●	Ensuring key assumptions were consistent with evidence obtained in other areas of the audit.

We identified the assessment of unproved mineral properties for potential impairment indicators as a critical audit matter due to the materiality of the balance, the high degree of auditor judgment and an increased level of effort when performing audit procedures to evaluate the reasonableness of management’s assumptions in determining whether indicators of impairment are present.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2015

Vancouver, Canada

March 27, 2023

F-2

Nevada Canyon Gold Corp.

Consolidated Balance Sheets

(Presented in US Dollars)

	December 31, 2022	December 31, 2021

ASSETS
Current Assets
Cash	$1,007,018	$1,420,864
Prepaid expenses	4,829	21,806
	1,011,847	1,442,670

Equity investment	156,805	318,418
Mineral property interests	720,395	270,395
TOTAL ASSETS	$1,889,047	$2,031,483

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$844,448	$396,270
Related party advances	477,031	963,631
Notes and advances payable	515	1,100
Convertible notes payable	-	430,538
Total Liabilities	1,321,994	1,791,539

Stockholders’ Equity
Preferred Stock: Authorized 10,000,000 preferred shares, $0.0001 par, none issued and outstanding as of December 31, 2022 and December 31, 2021	-	-
Common Stock: Authorized 100,000,000 common shares, $0.0001 par, 11,077,394 and 8,685,093 issued and outstanding as of December 31, 2022 and 2021, respectively	1,107	868
Additional paid-in capital	3,073,447	1,190,522
Retained deficit	(2,507,501)	(951,446)
	567,053	239,944
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,889,047	$2,031,483

The accompanying notes are an integral part of these consolidated financial statements

F-3

Nevada Canyon Gold Corp.

Consolidated Statements of Operations

(Presented in US Dollars)

	For the year ended December 31,
	2022	2021

Operating expenses
Exploration expenses	$20,758	$15,482
General and administrative expenses	164,927	60,582
Professional fees	99,249	40,220
Director compensation	988,471	-
Transfer agent and filing fees	14,521	10,849
Total operating expenses	(1,287,926)	(127,133)

Other items
Accretion expense	(719,462)	(94,404)
Accrued interest	(10,812)	(4,936)
Fair value gain/(loss) on equity investments	241,513	(474,287)
Foreign exchange gain/(loss)	(978)	7,119
Interest income	10,080	755
Realized gain on equity investments	211,530	315
Net and comprehensive loss	$(1,556,055)	$(692,571)

Net loss per common share - basic and diluted	$(0.51)	$(0.16)
Weighted average number of common shares outstanding:
Basic and Diluted	3,034,022	4,466,682

The accompanying notes are an integral part of these consolidated financial statements

F-4

Nevada Canyon Gold Corp.

Consolidated Statement of Stockholders’ Equity

(Presented in US Dollars)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2020	4,455,093	$445	$526,655	$(259,053)	$268,047

Beneficial conversion of convertible notes	-	-	663,867	-	663,867
Common stock retired	(1,775,000)	(178)	-	178	-
Common stock issued	6,005,000	601	-	-	601
Net loss for the year ended December 31, 2021	-	-	-	(692,571)	(692,571)
Balance, December 31, 2021	8,685,093	868	1,190,522	(951,446)	239,944

Shares issued on conversion of convertible notes	2,392,301	239	894,454	-	894,693
Director compensation	-	-	988,471	-	988,471
Net loss for the year ended December 31, 2022	-	-	-	(1,556,055)	(1,556,055)

Balance, December 31, 2022	11,077,394	$1,107	$3,073,447	$(2,507,501)	$567,053

The accompanying notes are an integral part of these consolidated financial statements

F-5

Nevada Canyon Gold Corp.

Consolidated Statements of Cash Flow

(Presented in US Dollars)

	For the year ended December 31,
	2022	2021
OPERATING ACTIVITIES:
Cash flows used in operating activities
Net loss	$(1,556,055)	$(692,571)
Adjustment to reconcile net loss to net cash used in operating activities:
Director compensation	988,471	-
Fair value loss/(gain) on equity investments	(453,043)	473,972
Interest payments made	(118,699)	-
Accretion of convertible debt	719,462	94,404
Accrued interest	10,812	4,936
Foreign exchange loss/(gain)	978	(7,119)
Changes in operating assets and liabilities:
Accounts payable	(11,822)	22,671
Related party payable	(27,000)	(98,000)
Prepaid expenses	16,977	(20,523)
Net cashed used in operating activities	(429,919)	(222,230)

INVESTING ACTIVITIES
Sale of equity investments	614,656	2,152
Acquisition of mineral property interests	(450,000)	(240,000)
Net cash provided by (used in) investing activities	164,656	(237,848)

FINANCING ACTIVITIES
Cash received on subscription to shares	400	-
Notes and advances payable	(585)	-
Convertible notes payable	(147,420)	980,000
Net cash provided by (used in) financing activities	(147,605)	980,000

Effects of foreign currency exchange on cash	(978)	7,119

Net increase (decrease) in cash	(413,846)	527,041
Cash, at beginning	1,420,864	893,823
Cash, at end	$1,007,018	$1,420,864

Supplemental cash flow information:
Cash paid for interest	$(118,699)	$-
Cash received for interest	$5,285	$755
Cash paid for income taxes	$-	$-

Significant non-cash transactions:
Fair value gain (loss) on equity investments	$241,513	$(474,287)

The accompanying notes are an integral part of these consolidated financial statements

F-6

NEVADA CANYON GOLD CORP.

NOTES TO THE CONSOLIDATED

FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2022 AND 2021

NOTE 1 - NATURE OF BUSINESS

Nevada Canyon Gold Corp. (the “Company”) was incorporated under the laws of the state of Nevada on February 27, 2014. On July 6, 2016, the Company changed its name from Tech Foundry Ventures, Inc. to Nevada Canyon Gold Corp. On December 15, 2021, the Company incorporated two subsidiaries, Nevada Canyon LLC and Canyon Carbon LLC. Both subsidiaries were incorporated under the laws of the state of Nevada. The Company is involved in acquiring and exploring mineral properties and royalty interests in Nevada and Idaho.

Going Concern

The Company’s consolidated financial statements are prepared using accounting principles generally accepted in the United States of America (“GAAP”) applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company is a mineral exploration company and has not generated or realized any revenues from its business operations. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

The outcome of these matters cannot be predicted with any certainty at this time and raises substantial doubt that the Company will be able to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Management intends to obtain additional funding by borrowing funds, and/or a private placement of common stock.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with GAAP, and are presented in United States dollars.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Nevada Canyon LLC and Canyon Carbon LLC. On consolidation, all intercompany balances and transactions are eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. The Company regularly evaluates estimates and assumptions related to the fair value of director compensation, impairment of its interest in mineral properties, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

F-7

Basis of Accounting

The Company’s consolidated financial statements are prepared using the accrual method of accounting, except for cash flow information.

Deferred Stock Issuance Costs

The Company capitalizes, within other assets, certain legal, accounting and other third-party fees that are directly related to the Company’s in-process equity financings until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds received as a result of the offering. Should a planned equity financing be abandoned, terminated or significantly delayed, the deferred offering costs are immediately written off to operating expenses. As of December 31, 2022 and 2021, there were no deferred offering costs recorded on the balance sheet.

Equity Offering

In September 2022, the Company filed an offering statement on Form 1-A with the Securities and Exchange Commission in relation to an offer to sell up to 12,500,000 units of the Company’s common stock, with each unit comprised of one common share (a “common share”), and one common share purchase warrant (a “warrant”) to purchase one additional common share (a “warrant share”) at an exercise price of US$1.20 per warrant share, subject to certain conditions. The Company has engaged Digital Offering LLC (“Digital Offering”), a FINRA/SIPC Member, to perform administrative and technology related functions in connection with this Offering, but not for underwriting or placement agent services. As compensation to Digital Offering for its services, the Company has agreed to pay Digital Offering a fee (the “Agent Fee”) equal to 1% of the gross proceeds from any closings of the Offering. In addition, on the closing dates of the Offering, the Company will issue to Digital Offering warrants (the “Agent Warrants”) to purchase 1% of the common shares sold in this Offering. The Agent Warrants will have an exercise price of $1.20 and will expire five years after they are issued. The Agent Warrants will contain customary terms and conditions, including without limitation, provisions for cashless exercise.

Equity Investments

Equity investments are classified as available for sale and are stated at fair market value. Unrealized gains and losses are recognized in the Company’s consolidated statement of operations.

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and the Company will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.

Income/Loss per Share

The Company’s basic income/loss per share (“EPS”) is calculated by dividing its net income/loss available to common stockholders by the weighted average number of common shares outstanding for the period, excluding unvested portion of restricted stock with performance conditions.

F-8

The Company’s diluted EPS is calculated by dividing its net income/loss available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. Restricted stock with performance conditions is only included in the diluted EPS calculation to the extent that performance conditions have been met at the measurement date. Dilutive effect of the restricted stock is determined using the treasury stock method.

At December 31, 2022, the Company had 6,005,000 shares that were issued but restricted under 3-year lock-up and vesting agreements with shareholders. These shares vest in equal annual installments over a 3-year term; during which term the shareholders agreed not to sell, directly or indirectly, or enter into any other transactions involving the Company’s common shares regardless if the shares have vested or not. As at December 31, 2022, 2,001,667 shares have vested however, remained locked up but were included in basic EPS from the vesting date of December 30, 2022.

The outstanding securities at December 31, 2022 and December 31, 2021, that could have a dilutive effect are as follows:

	December 31, 2022	December 31, 2021
Convertible Notes Payable	-	2,764,815
Restricted Stock	4,003,333	-
Total Possible Dilutive Shares	4,003,333	2,764,815

For the years ended December 31, 2022 and 2021, respectively, the effect of the Company’s outstanding restricted stock and convertible notes would have been anti-dilutive and therefore they are excluded from the calculation of diluted EPS.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, equity investment, accounts payable, related party payables, notes payable. The carrying value of these financial instruments approximates their fair value based on their short-term nature. The Company is not exposed to significant interest, exchange or credit risk arising from these financial instruments.

The fair value hierarchy under US GAAP is based on the following three levels of inputs, of which the first two are considered observable and the last unobservable:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2:	Observable inputs other than Level I, quoted prices for similar assets or liabilities in active prices whose inputs are observable or whose significant value drivers are observable; and

Level 3:	Assets and liabilities whose significant value drivers are unobservable by little or no market activity and that are significant to the fair value of the assets or liabilities.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). There were no assets or liabilities measured at fair value on a nonrecurring basis during the periods ended December 31, 2022 and 2021.

Cash and equity investment are measured at fair value using level 1 inputs.

Stock-Based Compensation

For equity awards, such as stock options, total compensation cost is based on the grant date fair value and for liability awards, such as stock appreciation rights, total compensation cost is based on the settlement value. The Company recognizes stock-based compensation expense for all awards over the service period required to earn the award, which is the shorter of the vesting period or the time period an employee becomes eligible to retain the award at retirement.

F-9

Mining Interests and Mineral Exploration Expenditures

Exploration costs are expensed in the period in which they occur. The Company capitalizes costs for acquiring and leasing mining properties and expenses costs to maintain mineral rights as incurred. Should a property reach the production stage, capitalized costs would be amortized using the units-of-production method based on periodic estimates of ore reserves.

Impairment of Long-lived Assets

The Company periodically reviews its long-lived assets to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted net future cash flows estimated to be generated by its assets to their respective carrying amounts. If impairment is deemed to exist, the assets will be written down to fair value.

Convertible Debt with Beneficial Conversion Feature

The Company accounts for beneficial conversion options (“BCF”) embedded in convertible notes in accordance with ASC 470-20. ASC 470-20 generally requires companies to recognize an embedded beneficial conversion feature present in a convertible instrument separately at issuance by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital, resulting in a discount on the convertible instrument. This discount on convertible debt is accreted from the date on which the BCF is first recognized through the stated maturity date. The intrinsic value is calculated at the commitment date being the difference between the conversion price and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. If the intrinsic value of the BCF is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the beneficial conversion feature shall be limited to the amount of the proceeds allocated to the convertible instrument.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – RELATED PARTY TRANSACTIONS

Amounts due to related parties at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Amounts due to the Chief Executive Officer (“CEO”) (a)	$117,031	$144,031
Amounts due to a company controlled by the CEO (a)	360,000	360,000
Amounts due to a former director(b)	-	220,000
Amounts due to a company controlled by the former director (b)	-	240,000
Amounts due from a director for shares	-	(200)
Amounts due from a director for shares	-	(200)
Related party payables	$477,031	$963,631

(a)	These amounts are non-interest bearing, unsecured and due on demand.
(b)	During the year ended December 31, 2021, Mr. Levine resigned from the board of directors of the Company, therefore at December 31, 2022, the Company has reclassified $220,000 owed to Mr. Levine and $240,000 owed to a private company controlled by Mr. Levine as at December 31, 2021, from related party payables to regular accounts payable.

F-10

During the years ended December 31, 2022 and 2021, the Company had the following transactions with its related parties.

	Year ended December 31,
	2022	2021
Compensation incurred with CEO and director	$330,039	$-
Compensation incurred to a director	164,608	-
Compensation incurred to a director	493,824	-
Consulting fees paid to a company controlled by the CEO an director	20,000	-
Related party transactions	$1,008,471	$-

On December 30, 2021, the Company issued a total of 6,005,000 shares of common stock to the Company’s directors (the “Director Shares”). The Director Shares were issued at par value for a total consideration of $601. In addition to the regular restrictive legend, the release of the Director Shares is subject to the terms and conditions included in 3-year lock-up and vesting agreements (the “Lock-up Agreements”), which contemplate that the Director Shares will vest in equal annual installments over a 3-year term; during which term the shareholders agreed not to sell, directly or indirectly, or enter into any other transactions involving the Company’s common shares regardless if the shares have vested or not.

The Company analyzed the issuance of the Director Shares pursuant to the guidance available in ASC 718, Compensation—Stock Compensation. Based on the guidance, the Company determined that the directors are nonemployees of the Company, however, since they were appointed to the board positions that are expected to be filled by another person whom the shareholders will elect when the current term expires, and the Directors are not expected to provide any additional services, the Director Shares must be accounted for in the same manner as an award granted to an employee. Therefore, the Director Shares are to be valued at the fair market value and the compensation must be recorded as the services are provided over a vesting period of three years. The Company determined the fair market value of the shares to be $0.4938 per share, the grant date to be March 18, 2022, the date the Lock-up Agreements were agreed to by the board of directors and the beneficiaries, and the service period commencing on March 18, 2022.

As at December 31, 2022, the total compensation cost related to nonvested Director Shares not yet recognized was $1,976,943. The total weighted-average period over which the total compensation cost related to nonvested Director Shares not yet recognized are expected to be recognized was 2 years.

NOTE 4 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31, 2022	December 31, 2021
Trade payables	$802,648	$367,578
Accrued liabilities	41,800	28,692
	$844,448	$396,270

NOTE 5 – MINERAL PROPERTY INTERESTS

As of December 31, 2022, the Company’s mineral property interests are comprised of the Lazy Claims Property, the Loman Property, and the Agai-Pah Property located in Mineral County, Nevada, the Swales Property located in Elko County, Nevada, and the Belshazzar Property located in Quartzburg mining district, Boise County, Idaho. In addition, the Company acquired an option to acquire 100% interest of Target Minerals, Inc’s (“Target”) 1% production royalty on the Olinghouse Project, located in the Olinghouse Mining District, Washoe County, Nevada, and acquired 2% net smelter returns royalty (“NSR”) on the Palmetto Project (the “Project”), located in Esmeralda County, Nevada.

F-11

Lazy Claims Property

On August 2, 2017, the Company entered into an exploration lease agreement (the “Lazy Claims Agreement”) with Tarsis Resources US Inc. (“Tarsis”), a Nevada corporation, to lease the Lazy Claims, consisting of three claims. The term of the Lazy Claims Agreement is ten years, and is subject to extension for additional two consecutive 10-year terms. Full consideration of the Lazy Claims Agreement consists of the following: an initial cash payment of $1,000 to Tarsis, paid upon the execution of the Lazy Claims Agreement, with $2,000 payable to Tarsis on each subsequent anniversary of the effective date. The Company agreed to pay Tarsis a 2% production royalty (the “Lazy Claims Royalty”) based on the gross returns from the production and sale of minerals from the Lazy Claims. Should the Lazy Claims Royalty payments to Tarsis be in excess of $2,000 per year, the Company will not be required to pay a $2,000 annual minimum payment.

During the year ended December 31, 2022 and 2021, the Company paid $2,543 (2021 - $2,543) for its mineral property interests in Lazy Claims, of which $2,000 (2021 - $2,000) represented annual minimum payment required under the Lazy Claims Agreement and $543 (2021 - $543) was associated with the annual mining claim fees payable to the Bureau of Land Management (the “BLM”). These fees were recorded as part of the Company’s exploration expenses.

Loman Property

In December 2019 the Company acquired 27 mining claims for a total of $10,395.

During the year ended December 31, 2022, the Company paid $4,791 (2021 - $5,196) in annual mining claim fees payable to the BLM. These fees were recorded as part of the Company’s exploration expenses.

Agai-Pah Property

On May 19, 2021, the Company entered into exploration lease with option to purchase agreement (the “Agai-Pah Property Agreement”) with MSM Resource, L.L.C., (“MSM”) a Nevada limited liability Corporation on the Agai-Pah Property, consisting of 20 unpatented mining claims totaling 400 acres, located in Mineral County, Nevada about 10 miles northeast of the town of Hawthorne (the “Agai-Pah Property”). Alan Day, the managing member of MSM, is a director of the Company and a related party.

The term of the Agai-Pah Property Agreement commenced on May 19, 2021, and continues for ten years, subject to the Company’s right to extend the Agai-Pah Property Agreement for two additional terms of ten years each, and subject to the Company’s option to purchase the Property.

Full consideration of the Agai-Pah Property Agreement consists of the following: (i) an initial cash payment of $20,000 to be paid within 90 days from the execution of the Agai-Pah Property Agreement on May 19, 2021 (the “Effective Date”), and (ii) annual payments of $20,000 to be paid on the anniversary of the Effective Date while the Agai-Pah Property Agreement remains in effect. The Company has the exclusive option and right to acquire 100% ownership of the Agai-Pah Property (the “Agai-Pah Purchase Option”). To exercise the Agai-Pah Purchase Option, the Company will be required to pay $750,000 (the “Agai-Pah Purchase Price”). The Agai-Pah Purchase Price can be paid in either cash and/or equity of the Company, or a combination thereof, at the election of MSM. The annual payments paid by the Company to MSM, shall not be applied or credited against the Purchase Price. The Company made the initial cash payment of $20,000 on November 6, 2021, pursuant to a verbal extension granted to the Company by MSM, and made the first $20,000 anniversary payment on June 20, 2022.

During the year ended December 31, 2022, the Company paid $3,552 (2021 - $4,791) in annual mining claim fees payable to the BLM. These fees were recorded as part of the Company’s exploration expenses.

Belshazzar Property

On June 4, 2021, the Company entered exploration lease with option to purchase agreement (the “Belshazzar Property Agreement”) with Belshazzar Holdings, L.L.C., (“BH”) a Nevada limited liability Corporation on the Belshazzar Property, consisting of ten unpatented lode mining claims and seven unpatented placer mineral claim totaling 200 acres, within Quartzburg mining district, in Boise County, Idaho (the “Belshazzar Property”). Alan Day, the managing member of BH, is a director of the Company and a related party.

F-12

The term of the Belshazzar Property Agreement commenced on June 4, 2021, and continues for ten years, subject to the Company’s right to extend the Belshazzar Property Agreement for two additional terms of ten years each, and subject to the Company’s option to purchase the Belshazzar Property.

Full consideration of the Belshazzar Property Agreement consists of the following: (i) an initial cash payment of $20,000 to be paid within 90 days from the execution of the Belshazzar Property Agreement on June 4, 2021 (the “effective date”), and (ii) annual payments of $20,000 to be paid on the anniversary of the Effective Date while the Belshazzar Property Agreement remains in effect. The Company has the exclusive option and right to acquire 100% ownership of the Belshazzar Property (the “Belshazzar Purchase Option”). To exercise the Belshazzar Purchase Option, the Company will be required to pay $800,000 (the “Belshazzar Purchase Price”). The Belshazzar Purchase Price can be paid in either cash and/or equity of the Company, or a combination thereof, at the election of BH. The annual payments paid by the Company to BH, shall not be applied or credited against the Belshazzar Purchase Price. The Belshazzar Property is subject to a 1% Gross Returns Royalty payable to the property owner, from the commencement of commercial production subject to certain terms. The Company made the initial cash payment of $20,000 on November 6, 2021, pursuant to a verbal extension granted to the Company by BH, and made the first $20,000 anniversary payment on June 20, 2022.

During the year ended December 31, 2022, the Company paid $2,660 (2021 - $2,825) in annual mining claim fees payable to the BLM. These fees were recorded as part of the Company’s exploration expenses.

Swales Property

On December 27, 2021, the Company entered into exploration lease with option to purchase agreement (the “Swales Property Agreement”) with Mr. W. Wright Parks III., (“Mr. Parks”) on the Swales Property, consisting of 40 unpatented lode mining claims totaling 800 acres, within Swales Mountain Mining District in Elko County, Nevada (the “Swales Property”).

The term of the Swales Property Agreement commenced on December 27, 2021, and continues for ten years, subject to the Company’s right to extend the Swales Property Agreement for two additional terms of ten years each, and subject to the Company’s option to purchase the Swales Property.

Full consideration of the Swales Property Agreement consists of the following: (i) an initial cash payment of $20,000 to be paid within 90 days from the execution of the Belshazzar Agreement on December 27, 2021 (the “effective date”), and (ii) annual payments of $20,000 to be paid on the anniversary of the Effective Date while the Swales Property Agreement remains in effect. The Company has the exclusive option and right to acquire 100% ownership of the Swales Property (the “Swales Purchase Option”). To exercise the Swales Purchase Option, the Company will be required to pay $750,000 (the “Swales Purchase Price”). The Swales Purchase Price can be paid in either cash and/or equity of the Company, or a combination thereof, at the election of Mr. Parks. The annual payments paid by the Company to Mr. Parks, shall not be applied or credited against the Swales Purchase Price. The Company made the initial cash payment of $20,000 on January 15, 2022, and accrued $20,000 which were payable on the first anniversary of the Swales Property Agreement, which was paid on March 14, 2023.

During the year ended December 31, 2022, the Company paid $7,092 (2021 - $Nil) in annual mining claim fees payable to the BLM. These fees were recorded as part of the Company’s exploration expenses.

Olinghouse Project

On December 17, 2021, the Company’s wholly-owned subsidiary, Nevada Canyon, LLC, entered into an Option to Purchase Agreement (the “Olinghouse Agreement”) with Target Minerals, Inc (“Target”), a private Nevada company, to acquire 100% interest of Target’s 1% production royalty on the Olinghouse Project, located in the Olinghouse Mining District, Washoe County, Nevada.

F-13

The Company has the exclusive right and option (the “Olinghouse Purchase Option”), exercisable at any time during the Olinghouse Option Period, as further defined below, at its sole discretion, to acquire 100% of a 1% production royalty from the net smelter returns on all minerals and products produced from certain properties comprising the Olinghouse Project.

The term of the Olinghouse Purchase Option shall be the later of one year, or 60 days after the date on which the Company delivers to Target a written notice to exercise the Olinghouse Purchase Option, subject to further extension if Target’s conditions to closing are not fully satisfied or otherwise waived by the Company. Full consideration of the Olinghouse Agreement consists of the following: (i) an initial cash option payment of $200,000 payable upon execution of the Agreement, which the Company paid on December 18, 2021, and (ii) purchase price (the “Olinghouse Purchase Price”) which shall be paid by the Company to Target in either cash or common shares of the Company, the determination of which shall be as follows:

●	if the Company’s 10-day volume weighted average price (“VWAP”) Calculation is less than $1.25 per share, the Olinghouse Purchase Price shall be paid in cash; or

●	if the Company’s 10-day VWAP Calculation is more than $1.25 per share, the Olinghouse Purchase Price shall be paid in the form of 2,000,000 Shares of the Company’s common stock.

On December 23, 2022, the Company and Target agreed to extend the Olinghouse Purchase Option for an additional one-year term, expiring on December 17, 2023, for a one-time cash payment of $40,000.

During the years ended December 31, 2022 and 2021, the Company did not incur any additional expenses associated with the Olinghouse Project.

Palmetto Project

On January 27, 2022, Nevada Canyon, LLC entered into a Royalty Purchase Agreement with Smooth Rock Ventures, LLC, a wholly-owned subsidiary of Smooth Rock Ventures Corp. (“Smooth Rock”), to acquire a 2% net smelter returns royalty on the Palmetto Project. Alan Day, a director and a related party of the Company, is also a director and CEO of Smooth Rock.

To acquire the 2% NSR on the Palmetto Project, Nevada Canyon agreed to pay Smooth Rock a one-time cash payment of $350,000, which was paid on February 7, 2022.

During the years ended December 31, 2022 and 2021, the Company did not incur any additional expenses associated with the Palmetto Project.

NOTE 6 – EQUITY INVESTMENT

As at December 31, 2022, the Company’s equity investments consist of 511,750 common shares of Walker River Resources Corp. (“WRR”), (2021 - 1,366,167 shares and warrants to acquire an additional 316,667 WRR common shares). This number of WRR shares is adjusted to reflect the 6-for-1 share consolidation, which WRR effected on July 25, 2022.

During the year ended December 31, 2022, the Company exercised its WRR Warrants, which were expiring on July 18, 2022, and acquired an additional 316,667 common shares in the capital of WRR without further consideration.

At December 31, 2022, the fair market value of the equity investment was calculated to be $156,805 (2021 - $318,418) based on the market price of WRR Shares at December 31, 2022 and 2021, respectively.

During the year ended December 31, 2022, the Company sold 1,171,083 WRR Shares (2021 – 3,500 WRR Shares) for net proceeds of $614,656 (2021 - $2,152). The Company recorded a net realized gain of $211,530 on the sale of WRR Shares (2021 - $315).

F-14

The revaluation of the equity investment in WRR resulted in $241,513 gain (2021 - $474,287 loss). The gain resulted from the increase of the market price of WRR common stock from CA$0.24 per share at December 31, 2021, to CA$0.415 per share at December 31, 2022. In comparison, during the year ended December 31, 2021, the market price of WRR common stock decreased from CA$0.60 per share at December 31, 2020, to CA$0.24 per share at December 31, 2021, resulting in an overall loss.

NOTE 7 – NOTES AND ADVANCES PAYABLE

At December 31, 2022, the Company’s liability under notes and advances payable consisted of $515 the Company owed to WRR on account of an advance the Company receive in the form of direct payment of its vendor payable by WRR (2021 - $1,100). The advance is non-interest-bearing, unsecured and due on demand.

During the year ended December 31, 2021, as part of the Company’s convertible promissory notes financing (Note 8), one of the Company’s existing debt holders agreed to convert $15,064 the Company owed on account of unsecured, non-interest-bearing note payable due on demand into a convertible promissory note for a total of $20,000. At the time of conversion, the Company recognized $4,936 as interest expense.

NOTE 8 – CONVERTIBLE NOTES PAYABLE

During the year ended December 31, 2021, the Company received $980,000 in cash proceeds under the convertible promissory notes financing, in addition, the Company’s existing debt holder agreed to convert $15,064 the Company owed on account of unsecured, non-interest-bearing note payable due on demand into a convertible promissory note for a total of $20,000 (Note 7).

The convertible promissory notes (the “Notes”) were due in twelve months after their issuances (the “Maturity Date”) and accrued interest at a rate of 15% per annum. At the option of the Note Holder, the Company was able to either (i) pay the interest quarterly in arrears, or (ii) allow the interest to accrue until the Maturity Date. In addition, at the Company’s sole discretion, the Company had an option of either (i) repaying the principal amount of the Notes on the Maturity Date, or (ii) commencing one month from the issue date repay 1/12 of the outstanding principal amount of the Notes in any given month until the Maturity Date. At the option of the Note Holder the Notes were convertible into the Shares of the Company at a conversion price equal to the lesser of (i) $0.375 per Share, or (ii) a 25% discount to the price per Share in a qualified public offering that occurs subsequent to the issuance of the Notes and results in gross offering proceeds to the Company of at least $5,000,000.

At the initial recognition, the Company determined the embedded beneficial conversion feature present in the Notes to be $663,867, which was recorded as additional paid-in capital. The discount that resulted from the intrinsic value of the Notes was accreted over a 12-month period based on the implied interest rate calculated on each Note separately.

The table below provides the details of the Notes at the time of their issuance:

Principal	Fair Value on Commitment Date		Number of Shares to be issued based on $0.375/Share	Intrinsic Value of Beneficial Conversion Feature	Discount recorded as part of Additional Paid-in Capital	Implied Interest
$100,000	$0.79	/Share	266,667	$110,667	$100,000	2,081%
50,000	$0.77	/Share	133,333	52,667	50,000	1,903%
50,000	$0.60	/Share	133,333	29,600	29,600	108%
600,000	$0.60	/Share	1,600,000	363,200	363,200	112%
25,000	$0.60	/Share	66,667	15,133	15,133	112%
20,000	$0.60	/Share	53,333	12,107	12,107	112%
50,000	$0.60	/Share	133,333	30,267	30,267	112%
25,000	$0.60	/Share	66,667	15,133	15,133	112%
20,000	$0.60	/Share	53,333	12,107	12,107	112%
10,000	$0.60	/Share	26,667	6,053	6,053	112%
50,000	$0.60	/Share	133,333	30,267	30,267	112%
$1,000,000			2,666,667	$677,200	$663,867

F-15

During the year ended December 31, 2022, the Company recorded $719,462 (2021 - $94,404) in accretion expense associated with the discount on the Notes and the interest calculated up to Maturity Date of each Note.

The table below provides the details of the extinguishment of debt under the Notes:

Principal	Interest accrued up to the date of extinguishment	Balance owed at the date of extinguishment	Cash payments made	Common shares issued on conversion at $0.375/share
$100,000	$17,425	$117,425	$-	313,132
50,000	8,609	58,609	58,609	-
50,000	8,055	58,055	-	154,813
600,000	95,178	695,178	95,178	1,600,000
25,000	3,997	28,997	-	77,324
20,000	3,189	23,189	-	61,837
50,000	7,973	57,973	57,973	-
25,000	3,750	28,750	28,750	-
20,000	3,189	23,189	23,189	-
10,000	1,578	11,578	-	30,875
50,000	7,870	57,870	-	154,320
$1,000,000	$160,813	$1,160,813	$263,699	2,392,301

NOTE 9 – STOCKHOLDERS’ EQUITY

The Company was formed with one class of common stock, $0.0001 par value and is authorized to issue 100,000,000 common shares and one class of preferred stock, $0.0001 par value and is authorized to issue 10,000,000 preferred shares. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company.

Equity transactions during the year ended December 31, 2022

On October 31, 2022, the Company received notices from its convertible note holders requesting to convert a total of $897,113 into 2,392,301 shares of its common stock at $0.375 per share. These shares were issued on November 7, 2022 (Note 8).

Equity transactions during the year ended December 31, 2021

On December 30, 2021, the Company’s former director tendered for cancellation 845,000 shares of common stock and a major shareholder tendered 930,000 shares of common stock. As a result, a total of 1,775,000 shares of common stock were cancelled and returned to the Company’s treasury to a status of authorized but unissued (Note 3).

On December 30, 2021, the Company issued a total of 6,005,000 shares of common stock to the Company’s directors. These shares were issued at par value for a total cash consideration of $601 (Note 3).

Warrants and Options

During the years ended December 31, 2022 and 2021, the Company did not have any warrants or options issued and exercisable.

NOTE 10 – INCOME TAXES

A reconciliation of the expected income tax expense to the actual income tax expense is as follows:

	2022	2021
Net income before tax	$(1,556,055)	$(692,571)
Statutory tax rate	21%	21%
Expected income tax recovery at statutory rate	(326,771)	(145,440)
Non-deductible expenditures	299,253	119,633
Change in valuation allowance	27,518	25,807
Total income tax expense	$-	$-

F-16

The Company has the following deductible temporary differences:

	2022	2021
Deferred income tax assets
Marketable securities	$-	$13,235
Non-capital loss carry-forward	197,276	169,757
Total deferred income tax assets	197,276	182,992
Deferred income tax liabilities
Convertible notes		(119,587)
Marketable securities	(12,230)	-
Less: Valuation allowance	(185,046)	(63,405)
Net deferred income tax assets	$-	$-

At December 31, 2022, the Company had federal and state net operating loss carry forwards of approximately $939,000, $90,000 of which expires by 2037. The remaining balance of $849,000 will never expire but its utilization is limited to 80% of taxable income in any future year.

The Company has evaluated all tax positions for open years and has concluded that they have no material unrecognized tax benefits or penalties. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date. The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and penalties within operating expenses. The Company’s federal income tax returns for fiscal years 2020 through 2022 remain open and subject to examination. Tax attributes from prior years can be adjusted during an IRS audit.

NOTE 11 – SUBSEQUENT EVENTS

On February 24, 2023, the Company, entered into a consulting agreement with the Company’s newly appointed Vice President of Operations. The Company agreed to issue 2,000,000 shares of its common stock for the services. The shares will vest on a quarterly basis over the two-year term of the agreement, beginning March 1, 2023.

On February 24, 2023, the Company entered into two separate consulting agreements with consultants in exchange for a total of 2,000,000 shares of its common stock. All shares will vest on a quarterly basis over the three-year term of the agreements, beginning March 1, 2023.

F-17